                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER




                                  BY AND AMONG

                              PHOTOBITION GROUP PLC

                              KDT ACQUISITION CORP.

                                       AND

                         KATZ DIGITAL TECHNOLOGIES, INC.

                          DATED AS OF SEPTEMBER 1, 1998

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 1st day of September, 1998, by and among Photobition Group PLC, a company organized under the laws of England and Wales ("Photobition"), KDT Acquisition Corp., a Delaware corporation ("Newco"), and Katz Digital Technologies, Inc., a Delaware corporation (the "Company").


                                   BACKGROUND

         A. The Board of Directors of Newco deems it advisable and in the best interests of Newco and its stockholder, and the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware.

         B. Concurrently with the execution of this Agreement, and as an inducement to Photobition and Newco to enter into this Agreement, the Principal Stockholders (defined below) are entering into (i) a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), among Photobition, Newco, the Principal Stockholder and certain other stockholders of the Company providing, among other things, that each such stockholder will vote in favor of the Merger, and (ii) an Indemnity Agreement, dated as of the date hereof (the "Indemnity Agreement"), among Photobition, Newco and the Principal Stockholder pursuant to which the Principal Stockholder has agreed to indemnify Photobition and Newco for certain Damages (as defined in the Indemnity Agreement).

         C. Concurrently with the execution of this Agreement, and as an inducement to Photobition and Newco to enter into this Agreement, the Company is entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), pursuant to which the Company is granting to Newco an option to purchase shares of Company Common Stock (defined below) upon the terms and subject to the conditions set forth in the Stock Option Agreement.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1        DEFINITIONS.

         1.1 "1996 Option Plan" means the Company's Second Amended and Restated 1996 Stock Option Plan, as amended.

         1.2 "Acquisition Agreement" has the meaning set forth in Section 6.4(a) below.


         1.3 "Acquisition Proposal" has the meaning set forth in Section 6.4(a) below.

         1.4 "Aggregate Merger Consideration" means the sum of the aggregate Merger Consideration payable to the holders of the Outstanding Common Shares at the Effective Time and the Company Option Merger Consideration payable to the holders of Vested Company Options at the Effective Time.

         1.5 "Benefit Plans" has the meaning set forth in Section 4.13(a) below.

         1.6 "Charter Documents" has the meaning set forth in Section 4.1(a) below.

         1.7      "Closing" has the meaning set forth in Section 3.1 below.

         1.8      "Closing Date" has the meaning set forth in Section 3.1 below.

         1.9      "Code" means the Internal Revenue Code of 1986, as amended.

         1.10     "Company" has the meaning set forth in the preface above.

         1.11 "Company Common Stock" means any share of the common stock, $.001 par value per share, of the Company.

         1.12     "Company Fairness Opinion" has the meaning set forth in
Section 4.22 below.

         1.13     "Company's Financial Advisor" has the meaning set forth in
Section 4.22 below.

         1.14 "Company Indemnified Parties" means the Company, its Subsidiaries and their respective officers, directors, stockholders, employees, consultants and agents, and any of their successors and assigns.

         1.15 "Company Intellectual Property" means any Intellectual Property owned by the Company or any of the Company's Subsidiaries.

         1.16 "Company Option Merger Consideration" means the amount payable to the holders of Vested Company Options at the Effective Time in accordance with Section 2.2 (d).

         1.17 "Company Option" means any convertible security, option, warrant, or other right to purchase or otherwise acquire a share of Company Common Stock outstanding under any of the Company Option Plans or otherwise set forth on Schedule 4.5 of the Disclosure Schedule (whether or not vested in or exercisable by the holder thereof).

         1.18 "Company Option Plans" means (i) the 1996 Option Plan, (ii) the Warrant Agreement dated March 25, 1996 between the Company and Whale Securities Co., L.P., and (iii) the Non-Negotiable Convertible Promissory Note dated July 16, 1996.

         1.19     "Company Stockholder" means any holder of Company Common
Stock.

         1.20     "Constituent Corporation" means either Newco or the Company.

         1.21 "Copyright" means any United States or foreign copyright owned by the Company or any of its Subsidiaries as of the date of this Agreement, including any registration of copyrights in the United States Copyright Office or the equivalent interest in any foreign country, as well as any application for a United States or foreign copyright registration made by the Company or any of its Subsidiaries.

         1.22 "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

         1.23 "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         1.24 "Deposit" means the sum of US$2,000,000.00 which is being wire transferred concurrently with the execution and delivery of this Agreement to the Escrow Account.

         1.25 "Disclosure Schedule" has the meaning set forth in Article 4 below.

         1.26 "Dissenting Share" means any share of Company Common Stock held of record by any stockholder who is entitled to but does not vote such shares of Company Common Stock in favor of the Merger (or who does not provide written consent to the Merger if approval is effected through written consent) and who shall have properly and timely delivered to the Company a written demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the Delaware General Corporation Law.

         1.27 "Effective Time" has the meaning set forth in Section 3.3 below.

         1.28 "Environmental Law" means any law, statute, regulation, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement that relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants, or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund

Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local laws.

         1.29 "Environmental Permits" has the meaning set forth in Section 4.11(c) below.

         1.30 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.31 "ERISA Affiliate" has the meaning set forth in Section 4.13(a) below.

         1.32 "Escrow Account" means an interest-bearing escrow account maintained by the Escrowee at Citibank, N.A.

         1.33 "Escrowee" means the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, or any successor appointed pursuant to Section 3.2(e) below.

         1.34 "Financial Statements" means the financial statements of the Company (including the related notes and schedules) included or incorporated by reference in the Public Reports.

         1.35 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.36 "Governmental Body" means any applicable governmental authority, agency, commission, official, instrumentality, court, tribunal or arbitrator of any United States or foreign federal, state, provincial, county or local government or political subdivision.

         1.37 "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.38 "Hazardous Material" has the meaning set forth in Section 4.11(a) below.


         1.39     "Hazardous Materials Activities" has the meaning set forth in
Section 4.11(b) below.

         1.40 "Intellectual Property" means Marks, Patents and Copyrights, collectively.

         1.41 "Indemnity Agreement" has the meaning set forth in the preface above.

         1.42 "Knowledge" of any matter means (i) with respect to an individual, the actual knowledge, but not constructive or imputed knowledge, of such individual, after due inquiry of such matter and (ii) with respect to any Person that is not an individual, such actual knowledge of each individual that is a director, officer, manager, employee, counsel, accountant, investment banker or other professional advisor of such Person.

         1.43     "LSE" means the London Stock Exchange Limited.

         1.44 "Mark" means all right, title, and interest in and to any United States or foreign trademarks, service marks, and trade names now held by the Company or any of its Subsidiaries, including any registration or application for registration of any trademarks and service marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company or any of its Subsidiaries, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identities) used by the Company or any of its Subsidiaries in the United States or any foreign country.

         1.45 "Material Adverse Effect" upon a Person means any change or changes or effect or effects that individually or in the aggregate have or may reasonably be expected to have a material adverse effect upon the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole; provided, however, that, a decline in national or international economic conditions affecting the Company or Photobition or events or conditions generally affecting the industry in which Photobition operates shall not be deemed to have a "Material Adverse Effect" with respect to either such party.

         1.46     "Merger" has the meaning set forth in the preface above.

         1.47 "Merger Consideration" means the price per share of Company Common Stock payable to the holders of the Outstanding Common Shares at the Effective Time pursuant to Section 2.2(c) and to the holders of Company Options at the Effective Time pursuant to section 2.2(d), as determined by the Share Price Formula.

         1.48 "Merger Documents" has the meaning set forth in Section 3.3 below.

         1.49     "Most Recent Fiscal Quarter End" has the meaning set forth in
Section 4.7 below.

         1.50     "Most Recent Fiscal Year End" has the meaning set forth in
Section 4.7 below.

         1.51     "Newco" has the meaning set forth in the preface above.

         1.52 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.53 "Outstanding Company Shares" means all of the issued and outstanding shares of the Company Common Stock.

         1.54 "Parties" means Photobition, Newco and the Company, collectively.

         1.55 "Patent" means any United States or foreign patent to which the Company or any of its Subsidiaries has title as of the date of this Agreement, as well as any application for a United States or foreign patent.

         1.56 "Paying Agent" has the meaning set forth in Section 2.5(a) below.

         1.57 "Payment Fund" has the meaning set forth in Section 2.5(a) below.

         1.58 "Permits" means licenses, franchises, permits, consents, approvals and other governmental authorizations required by, or any waiver, exemption or non-applicability order of, any Governmental Body.

         1.59 "Permitted Lien" means (i) any lien for Taxes not yet due or delinquent or which is being contested in good faith by appropriate proceedings (provided that appropriate reserves or other appropriate provisions are made therefor to the extent required by GAAP), and (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent or which is being contested in good faith by appropriate proceedings (provided that appropriate reserves or other appropriate provisions are made therefor to the extent required by GAAP).

         1.60 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

         1.61     "Photobition" has the meaning set forth in the preface above.

         1.62 "Photobition Offering" means any public or private offering of securities of Photobition, the net proceeds of which may be applied principally to fund the Aggregate Merger Consideration.

         1.63 "Photobition-owned Share" means any share of Company Common Stock that Photobition or Newco owns beneficially.

         1.64     "Principal Stockholder" means Gary Katz.

         1.65     "PTO" means the United States Patent and Trademark Office.

         1.66 "Public Report" has the meaning set forth in Section 4.6 below.

         1.67 "Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the Outstanding Company Shares on the record date for the Special Meeting in favor of this Agreement and the Merger.

         1.68     "SEC" means the Securities and Exchange Commission.

         1.69     "Securities Act" means the Securities Act of 1933, as amended.

         1.70 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.71 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.72     "Share Price Formula" means:

                       C + EP
                       ------
                      OS + VO

                       where:

                  C = Forty Seven Million United States Dollars (US$47,000,000), and

                  EP = the aggregate of the exercise prices payable and the value of convertible securities exchanged by the holders of the Vested Company Options at the Effective Time in order to acquire the shares of Company Common Stock which are subject thereto, and

                  OS = the number of Outstanding Company Shares at the Effective Time, and

                  VO = the aggregate number of shares of Company Common Stock which are subject to Vested Company Options at the Effective Time.

         1.73 "Special Meeting" has the meaning set forth in Section 6.5(b) below.

         1.74 "Stockholder Agreement" has the meaning set forth in the preface above.

         1.75 "Stock Option Agreement" has the meaning set forth in the preface above.

         1.76 "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or voting interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or persons performing a similar function.

         1.77     "Suit" has the meaning set forth in Section 10.10 below.


         1.78 "Superior Proposal" has the meaning set forth in Section 6.4(c) below.

         1.79 "Surviving Corporation" has the meaning set forth in Section 2.1(a) below.

         1.80 "Tax" means any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or Governmental Body.

         1.81 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

         1.82 "Termination Fee" means Two Million United States Dollars (US$2,000,000.00).

         1.83 "Third Party Intellectual Property" means any Intellectual Property used or licensed by the Company or any of its Subsidiaries in any respect that is not Company Intellectual Property.

         1.84 "Transaction Agreements" means, collectively, this Merger Agreement, the Stockholder Agreement, the Indemnity Agreement, the Stock Option Agreement, the Consulting Agreement and the side letter referred to in Section 3.4.

         1.85 "Unvested Company Option" means a Company Option that is not a Vested Company Option.

         1.86 "Vested Company Option" means, at any time, a Company Option that is vested in and exercisable by the holder thereof at such time.


2        PLAN OF REORGANIZATION

         2.1      THE MERGER

         (a) The Merger. At the Effective Time (as defined in Section 3.3), Newco shall be merged with and into the Company pursuant to this Agreement and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation".

         (b) Effects of the Merger. The Merger shall have the effects provided therefor by the Delaware General Corporation Law.

         (c) Articles of Incorporation; Bylaws; Directors and Officers. The Certificate of Incorporation of the Surviving Corporation shall be amended to be from and after the Effective Time identical to the Certificate of Incorporation of Newco immediately prior to the Effective Time, until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the Delaware General Corporation Law. The Bylaws of the Surviving Corporation shall be amended to be from and after the Effective Time identical to the Bylaws of Newco in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware General Corporation Law. The initial directors and officers of the Surviving Corporation shall be the Persons serving in the corresponding offices of Newco immediately prior to the Effective Time, in each case until their respective successors are elected and qualified.

         2.2 CONVERSION OF SECURITIES. Subject to the terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Photobition, Newco, the Company, or the holders of any security of either Constituent Corporation, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

         (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and be converted into one share of validly issued, fully paid and non-assessable common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (b) Cancellation of Certain Shares of Capital Stock of the Company. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be cancelled and no Merger Consideration shall be delivered in exchange therefor.

         (c) Conversion of Capital Stock of the Company. At and as of the Effective Time, (A) except as provided in Section 2.2(b), each Outstanding Company Share at the Effective Time (other than any Dissenting Share or Photobition-owned Share) shall be converted into the right to receive an amount equal to the Merger Consideration in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law, and (C) each Photobition-owned Share shall be cancelled. No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.2(c) after the Effective Time.

         (d) Company Options. At and as of the Effective Time, the holder of each Vested Company Option shall be entitled to receive, in lieu of any Company Common Stock, an amount in cash (without interest) equal to the difference between (A) the Merger Consideration and (B) the exercise price that would be payable upon the exercise of such Vested Company Option at the Effective Time. No Vested Company Option or the shares of Company Common Stock subject thereto shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.2(d) after the Effective Time.


         2.3 DISSENTING SHARES. At and as of the Effective Time, each Dissenting Share shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for payment of the fair value of such Dissenting Shares or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in Section 262 of the Delaware Corporation Law, the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall be entitled to receive an amount equal to the Merger Consideration in cash (without interest) in accordance with
Section 2.2(c). The Company shall give Photobition prompt notice of any demands received by the Company for appraisal of Dissenting Shares, and Photobition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not make any payment with respect to, or settle or offer to settle, the demands of any Dissenting Shares without the written consent of Photobition. The Company agrees to comply with the notice provisions of Section 262 of the Delaware Corporation Law.

         2.4      PROCEDURE FOR PAYMENT.

         (a) Immediately after the Effective Time, (A) Photobition will cause the Surviving Corporation to furnish to a Person designated to act as paying agent and reasonably acceptable to the Company (the "Paying Agent"), cash in an amount sufficient, together with the amount of the Deposit and any interest paid thereon through the Closing Date, for the Paying Agent to make full payment of the portion of the Aggregate Merger Consideration payable to the holders of all the Outstanding Company Shares at the Effective Time (other than any Dissenting Shares and Photobition-owned Shares) and full payment of the Company Option Merger Consideration (the "Payment Fund"), and (B) Photobition will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) in a form acceptable to the Paying Agent to each record holder of Outstanding Company Shares at the Effective Time for such holder to use in surrendering the certificates which represented his or its shares of Company Common Stock against payment of the Merger Consideration and a letter of transmittal (with instructions for its use) in a form acceptable to the Paying Agent to each record holder of Vested Company Options for such holder to use in surrendering the agreement or certificate which represented his or its Vested Company Option against payment of the Company Option Merger Consideration. No interest will accrue or be paid to the holder of any such Outstanding Company Shares or outstanding Vested Company Options.

         (b) Photobition may cause the Paying Agent to invest the cash included in the Payment Fund in one or more investments selected by Photobition; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Aggregate Merger Consideration as necessary.

         Photobition may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Photobition will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.



         (c) Photobition may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former holders of Outstanding Company Shares or Vested Company Options outstanding at the Effective Time shall only be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the Aggregate Merger Consideration to which they are entitled hereunder.

         (d) Photobition shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

         (e) Except as set forth in the Indemnity Agreement, Photobition will indemnify each of the Company Indemnified Parties against any claim, and hold the Company Indemnified Parties from any liability, cost or expense (including reasonable attorneys fees), arising out of or in connection with the Surviving Corporation's failure to pay the Aggregate Merger Consideration to the holders of the Outstanding Company Shares and the holders of the Vested Company Options, claims of the holders of Dissenting Shares and the determination of any amounts or other items of property due to holders of Dissenting Shares, and the disbursement of the Payment Fund.

         2.5 CLOSING OF TRANSFER RECORD. After the close of business on the Closing Date, transfers of shares of Company Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.



3        CLOSING; DEPOSIT

         3.1 THE CLOSING. The closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Feder Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, in New York, New York, commencing at 9.00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date, place and time as the Parties may mutually determine (the "Closing Date").

         3.2 THE DEPOSIT. Concurrently with Photobition's execution and delivery of this Agreement, Photobition is paying the Deposit to the Escrowee's Escrow Account via wire transfer.

         (a) Upon the Closing, Photobition will instruct the Escrowee to transfer the Deposit and any interest paid thereon to the Paying Agent for disbursement in accordance with Section 2.5.

         (b) If the Company terminates this Agreement pursuant to Section 9.1(iii)(A) or 9.1(iii)(B)(1) or (2), the Deposit and any interest paid on the Deposit shall be retained by the Company as liquidated damages in respect of the fees, expenses and other costs (including lost opportunity costs) incurred or suffered by the Company. If this Agreement is terminated pursuant to Section 9.1(i), 9.1(ii), 9.1(iii)(B)(3), 9.1(iii)(C) or 9.1(iv), the Deposit and any interest paid on the Deposit shall be paid to Photobition.

         (c) The Escrowee shall hold the Deposit in escrow in the Escrow Account (or as otherwise agreed in writing by the Company, Photobition and Escrowee) and shall pay over or apply the Deposit in accordance with the terms of this Section 3.2. Interest earned on the Deposit shall be paid to the party entitled to the Deposit, and the party receiving such interest shall pay any income taxes thereon. If for any reason either the Company or Photobition makes a written demand upon Escrowee for payment of the Deposit, the Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party or its counsel to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the Company and Photobition or a final judgment of a court.

         (d) Escrowee shall have the right at any time to deposit the Deposit and interest thereon, if any, with the clerk of a court of the State of New York. Escrowee shall given written notice of such deposit to the Company and Photobition. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder. The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties with respect to the Deposit, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. The Company shall indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

         (e) The parties acknowledge that Escrowee is acting as counsel to the Company in connection with the Merger, this Agreement and the transactions contemplated by this Agreement. The Escrowee or any member thereof shall be permitted to act as counsel for the Company or any of its officers, directors, stockholders, employees, agents or representatives in any dispute as to the disbursement of the Deposit or any other dispute between Photobition and the Company or any such Persons; provided that the Escrowee shall, prior to so acting, resign and designate a successor escrowee or deposit the Deposit and interest thereon, if any, with the clerk of a court of the State of New York.

         (f)      Photobition acknowledges that the agreements contained in this
         Section 3.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Any payment of the Deposit to the Company will be compensation and liquidated damages for the loss suffered by the Company as a result of the failure of the Merger to be consummated and as payment for all the Company's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and to avoid the difficulty of determining damages under the circumstances, and Photobition will not have any other liability to the Company after such payment. The Deposit will be paid by Photobition to the Company in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment occurs.

         3.3 EFFECT. On the Closing Date, the certificate of merger or other appropriate documents executed in accordance with the Delaware General Corporation Law (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law. The Merger shall become effective upon such filings or at such later time as may be specified in such filings and agreed to by the parties (the "Effective Time").

         3.4 ACTIONS AT THE CLOSING. In addition to the matters set forth in Section 3.2 above, at the Closing (i) the Company will deliver to Photobition and Newco the various certificates, instruments, and documents referred to in
Article 7 below, (ii) Photobition and Newco will deliver to the Company the various certificates, instruments, and documents referred to in Article 8 below,
(iii) Photobition will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5 above, (iv) the Escrowee shall deliver the Deposit and all interest paid thereon through the Closing Date to the Paying Agent, and (v) Photobition shall perform, or cause the surviving Corporation to perform, its obligations under the letter agreement being entered into by the Parties concurrently with this Agreement with respect to the Unvested Company Options.

4        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce Photobition and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to Photobition and Newco as follows, except as set forth on the disclosure schedule accompanying this Agreement ("Disclosure Schedule").

         4.1      DUE ORGANIZATION; SUBSIDIARIES.

         (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted in which the failure to so qualify would have a Material Adverse Effect. Each of the Company and its Subsidiaries is in good standing as a foreign corporation in each jurisdiction in which it has qualified to do business. The Company has delivered to Photobition true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and each of its Subsidiaries. Such Certificate of Incorporation and Bylaws of the Company and its Subsidiaries are collectively referred to as the "Charter Documents". Neither the Company nor any Subsidiary of the Company is in violation of any Charter Documents.

         (b) Schedule 4.1(b) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or formation of each Subsidiary of the Company. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Security Interests, except as set forth on
         Schedule 4.1(b) of the Disclosure Schedule. Except for the capital stock of the Subsidiaries described on Schedule 4.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or ownership interest in any Person.

         4.2      AUTHORIZATION; VALIDITY.

         (a) The Company has all requisite corporate power and authority to enter into each Transaction Agreement to which the Company is a party and to consummate the transactions contemplated thereby. The execution and delivery by the Company of each Transaction Agreement to which the Company is a party and the performance by the Company of the transactions contemplated therein have been duly and validly authorized by the Board of Directors of the Company. Each of the Transaction Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. Notwithstanding anything in this Section 4.2 to the contrary, the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

         (b) The Board of Directors of the Company has duly and validly unanimously approved the Merger and each of the Transaction Agreements to which the Company is a party and all of the transactions contemplated hereby.

         4.3 NO CONFLICTS; NOTICES. The execution, delivery and performance of each Transaction Agreement to which the Company is a party, the consummation of the transactions contemplated thereby, and the fulfillment of the terms thereof will not:

         (i) conflict with, or result in a breach or violation of, any of the Charter Documents;

        (ii) except as set forth on Schedule 4.3 of the Disclosure Schedule, conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's or any of its Subsidiaries' properties pursuant to (A) any document, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (B) any judgment, order or decree to which the Company or any of its Subsidiaries is bound or any of their respective properties is subject; and which in respect of subclause (B) would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company.

        (iii) result in termination or impairment of any material Permit of the Company or any of its Subsidiaries which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company; or

        (iv) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any of its Subsidiaries is subject or by which the Company's or any of its Subsidiaries' properties is bound, which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 4.3, have a Material Adverse Effect upon the Company.

Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, and the Securities Exchange Act, none of the Company and its Subsidiaries is required by law to give any notice to, make any filings with, or obtain any Permit of any Governmental Body in order for the Company to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party.

         4.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 25,000,000 shares Company of Common Stock, of which 5,090,276 shares are issued and outstanding, and 5,000 shares of preferred stock, US$.001 par value, of which no shares are issued and outstanding. 1,424,033 shares of Company Common Stock are reserved for issuance upon exercise of Company Options under the Company Option Plans. Company Options to acquire 642,227 shares of Company Common Stock are currently both vested and exercisable under the terms of the Company Option Plans. Company Options to acquire 769,806 shares of Company Common Stock are currently not vested under the terms of the Company Option Plans. No shares of the Company's capital stock are issued and held in the treasury of the Company. All of the issued and outstanding shares of the capital stock of the

Company have been duly authorized and validly issued, are fully paid and nonassessable. All shares of Company Common Stock which may be issued pursuant to the Stock Option Agreement or the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of the capital stock of the Company and its Subsidiaries were offered, issued, sold and delivered by the Company and its Subsidiaries in compliance with all applicable state and federal laws concerning the issuance of securities in all material respects. Further, none of such shares was issued in violation of any preemptive rights. Except for the Stockholder Agreement, the Company is not a party to any voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company or any of its Subsidiaries. From the date hereof to the Effective Time, there has been and will be no change in the number of issued and outstanding shares of Company Common Stock or Company Options (except as set forth on Schedule 6.3) other than pursuant to the exercise of options to purchase Company Common Stock issued pursuant to the Company Options and described in this Section 4.4.

         4.5 TRANSACTIONS IN CAPITAL STOCK; ACCOUNTING TREATMENT. Except as set forth on Schedule 4.5 of the Disclosure Schedule, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company or any of its Subsidiaries to issue, sell or otherwise cause to be outstanding any shares of capital stock. Neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, Photobition will be the record and beneficial owner of all outstanding capital stock of the Surviving Corporation and rights to acquire capital stock of the Surviving Corporation.

         4.6 FILINGS WITH THE SEC. The Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.7 FINANCIAL STATEMENTS. The Company has filed Quarterly Reports on Form 10-QSB under the Securities Exchange Act for the fiscal quarters ended June 30, 1998 (the "Most Recent Fiscal Quarter End") and March 31, 1998 and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 ("Most Recent Fiscal Year End"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, as to interim Financial Statements, contain all adjustments (consisting of normal receiving accruals) which, in the opinion of management, are deemed necessary for a fair presentation of the results for the interim period, and present fairly the financial position of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of the Company and its Subsidiaries, and as to interim Financial Statements, contain all adjustments (consisting of normal receiving accruals) which, in the opinion of management, are deemed necessary for a fair presentation of the results for the interim period; provided, however, that the interim Financial Statements do not contain footnotes required by GAAP.

         4.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since the Most Recent Fiscal Quarter End, there has not been any change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, which has had a Material Adverse Effect upon the Company.

         4.9 UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth on the face of the Company's balance sheet dated as of the Most Recent Fiscal Quarter End and included in the Form 10-QSB filed by the Company under the Securities Exchange Act for the Most Recent Fiscal Quarter End (rather than in any notes thereto),
(ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which would have a Material Adverse Effect upon the Company, (iii) liabilities under this Agreement, or (iv) liabilities described in the Disclosure Schedule.

         4.10     INTELLECTUAL PROPERTY.

         (a) The Company and its Subsidiaries are the true and lawful owners of, or are licensed or otherwise possess legally enforceable rights to use, the registered and unregistered Marks listed on Schedule
         4.10 of the Disclosure Schedule. The Disclosure Schedule lists (i) all of the Marks registered in the PTO or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks that the Company or any Subsidiary now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on the Disclosure Schedule, the Company and its Subsidiaries own all of the registered and unregistered trademarks, service marks, and trade names that they use. The Marks listed on the Disclosure Schedule will not cease to be valid rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (b) All Patents and Copyrights are listed on Schedule 4.10 of the Disclosure Schedule. The Company and its Subsidiaries are the true and lawful owners of, or are licensed or otherwise possess legally enforceable rights to use, the Patents, and the Copyrights. The Patents and Copyrights constitute all patents and copyright registrations that the Company and its Subsidiaries now use in connection with their business. The Patents and Copyrights listed on the Disclosure Schedule will not cease to be valid rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (c) Except as indicated on Schedule 4.10 of the Disclosure Schedule, neither the Company nor any Subsidiary has any obligation to compensate any Person for the use of any Intellectual Property nor has the Company or any Subsidiary granted to any Person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

         (d) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement. No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending nor, to the Company's Knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Subsidiary infringes on any copyright, patent, trademark, service mark, trade name or trade secret; (ii) against the use by the Company or any Subsidiary of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's or any Subsidiary's business as currently conducted by the Company or any Subsidiary; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secrets material to the Company or any Subsidiary; or (iv) challenging the Company's or any Subsidiary's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of trade secrets, any patents, trademarks, service marks, trade name or copyrights and which has not been finally terminated, (y) has been informed or notified by any third party that the Company or any Subsidiary may be engaged in such infringement or
         (y) has Knowledge of any infringement liability with respect to, or infringement by, the Company or any of its Subsidiaries of any trade secret, patent, trademark, service mark, trade name or copyright of another.

         4.11     ENVIRONMENTAL MATTERS

         (a) Hazardous Material. Other than as set forth on Schedule 4.11 of the Disclosure Schedule, the Company has no Knowledge of the presence of any substance that has been designated by any Governmental Body or by applicable federal, state, local or other Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource

         Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material") in the premises occupied or leased by the Company and its Subsidiaries. The Company and its Subsidiaries do not and have never owned any real property.

         (b) Hazardous Materials Activities. The Company has no Knowledge that the Company or any of its Subsidiaries is in violation of any applicable Environmental Law and neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law now in effect, nor has the Company or any of its Subsidiaries disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Environmental Law in effect prior to or as of the date hereof, which violations, if any, would have a Material Adverse Effect upon the Company.

         (c) Permits. The Company and its Subsidiaries collectively hold all environmental Permits (the "Environmental Permits") required by any Governmental Body necessary for the conduct of Hazardous Material Activities and other business of the Company or any of its Subsidiaries as such activities and business are currently being conducted, except for Environmental Permits the lack of which would not have a Material Adverse Effect upon the Company. Except as set forth on Schedule 4.11 of the Disclosure Schedule, all Environmental Permits are in full force and effect. The Company and its Subsidiaries (A) are in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. The Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Company or any of its Subsidiaries.

         (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity. Neither the Company nor any of its Subsidiaries has received any written notice, suit or claim from any Governmental Body or any other Person that the businesses of the Company or its Subsidiaries or the operation of any of their respective facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Materials.

         4.12 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Company and its Subsidiaries:

         (a) Except as set forth in Schedule 4.12 of the Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice.

         (b) There is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other comparable Governmental Body.

         (c) There is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending against or directly affecting the Company or any of its Subsidiaries.

         (d) To the Company's Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years.

         (e) No grievance or arbitration proceeding arising out of the employment practices of the Company or any of its Subsidiaries is pending and, to the Company's Knowledge, no claims therefor exist.

         (f) The employees of the Company and its Subsidiaries are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any of its Subsidiaries or currently being negotiated by the Company or any of its Subsidiaries.

         (g) Except as set forth on Schedule 4.12 of the Disclosure Schedule, all Persons classified by the Company or any of its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

         4.13     EMPLOYEE BENEFIT PLANS.

         (a) The Disclosure Schedule sets forth a true and complete list (or, in the case of an unwritten plan, a description) of all material employee benefit plans, arrangements, contracts or agreements (including employment agreements, severance agreements and managers' insurance plans) of any type, statutory or otherwise (including but not limited to plans described in Section 3(3) of ERISA), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of
         Section 414(b), 414(c) or 414(m) of the Code, or the regulations issued under Section 414(o) of the Code ("Benefit Plans").

         (b) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code, no condition exists that would reasonably be expected to affect such qualification, and except as set forth on Schedule 4.13 of the Disclosure Schedule, there have been no amendments to any such Benefit Plan which are not the subject of a favorable determination letter, (ii) such plan has been administered in all material respects in accordance with its terms and U.S. federal, state or local, statutes, orders or governmental rules or regulations, including, but not limited to ERISA and the Code, no notice has been issued by any governmental entity questioning or challenging such compliance, and no condition exists that would be expected to affect such compliance, (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company, (iv) no disputes are pending that might reasonably be expected to give rise to material liability on the part of the Company, (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that would give rise to material liability on the part of the Company, any ERISA Affiliate or any of their employees, stockholders or directors, (vi) all contributions and premiums due as of the date hereof in respect of any Benefit Plan (taking into account any extensions for such contributions and premiums) have been made in full or accrued on the Company's balance sheet forming part of the Financial Statements, (vii) as of the last applicable annual valuation date, the present value of all benefits under such Plan did not exceed the value of the assets of such Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Plan, (viii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Plan, and
         (ix) no Benefit Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

         (c) Except as set forth on Schedule 4.13 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) has incurred an accumulated funding deficiency, as defined in the Code and ERISA, or
         (ii) has incurred any material liability under Title VI of ERISA with respect to any employee benefit plan that is subject to Title VI of ERISA.

         (d) With respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as disclosed in the Disclosure Schedule, no such plan provides post-employment or retiree welfare or death benefits of any kind with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than as required by law.

         (e) Except as set forth on Schedule 4.13 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any individual.

         (f) There is no Benefit Plan that is a "multiemployer plan," as such is defined in Section 3(37) of ERISA.


         4.14     TAXES.

         (a) Except as set forth on Schedule 4.14 of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed, or will timely file, all Tax Returns due on or before the Closing Date, and all such Tax Returns are or will be true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries has received written notice of any claim or inquiry made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

         (b) Except as set forth on Schedule 4.14 of the Disclosure Schedule, the Company and its Subsidiaries have paid in full on a timely basis all Taxes owed by them, whether or not shown on any Tax Return.

         (c) The amount of the Company's liability for unpaid Taxes as of the Most Recent Fiscal Quarter End did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Form 10-QSB for the Most Recent Fiscal Quarter End filed by the Company under the Securities Exchange Act and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date. Since the Most Recent Fiscal Quarter End, the Company has not incurred liability for any Taxes other than in the Ordinary Course of Business.

         (d) Except as set forth on Schedule 4.14 of the Disclosure Schedule, there are no ongoing examinations or claims against the Company or any of its Subsidiaries for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

         (e) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated any applicable law of any jurisdiction relating to the payment and withholding of Taxes, including, without limitation, (x) withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and (y) withholding of Taxes in respect of amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company and each of its Subsidiaries have, in the manner prescribed by law, withheld and paid when due all Taxes required to have been withheld and paid under all applicable laws.

         (f) There are no Security Interests upon the shares of Company Common Stock or any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

         (g) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (h) Neither the Company nor any of its Subsidiaries has made a change in accounting methods (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), received a ruling from any taxing authority or signed an agreement with any taxing authority which could have a Material Adverse Effect on the Company, or has entered into any closing or similar agreement with any taxing authority.

         (i) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

         (j) Except as set forth on Schedule 4.14 of the Disclosure Schedule, no power of attorney with respect to any matter relating to Taxes or Tax Returns has been granted by or with respect to the Company or any of its Subsidiaries.

         (k) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or the payment of any amount that is not deductible by reason of Section 162(m) of the Code.

         (l) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have
         Section 341(f)(2) of the Code apply to any disposition of a "subsection
         (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

         (m) None of the Company or any of its Subsidiaries is a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1296 of the Code.

         (n) Except as set forth in Schedule 4.14 of the Disclosure Schedule, the Company has delivered to Photobition complete and accurate copies of each of: (A) all audit, examination and similar reports and all letter rulings and technical advice memoranda relating to United States federal, state, local and foreign Taxes due from or with respect to the Company and its Subsidiaries; (B) all United States federal, state and local, and foreign Tax Returns, Tax examination reports and similar documents filed by the Company and its Subsidiaries; and (C) all closing agreements entered into by the Company and its Subsidiaries with any taxing authority and all statements of Tax deficiencies assessed against or agreed to by the Company and its Subsidiaries. The Company will deliver to Photobition all materials with respect to the foregoing for all matters arising after the date hereof.

         (o) To the Company's Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Security Interest on any of the assets of the Company or its Subsidiaries or otherwise have a Material Adverse Effect on the Company.

         (p) None of the assets and properties of the Company or any of its Subsidiaries is an asset or property that Photobition or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

         (q) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, provincial, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries or any assets thereof.

         (r) The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (s) Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor does the Company or any of its Subsidiaries have any Knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method.

         (t) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

         (u) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

         (v) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof are set forth on Schedule 4.14 of the Disclosure Schedule.

         (w) The Company and its Subsidiaries have not been members of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period for assessment has expired (taking into account any extension or waiver thereof) or for groups solely made up of the Company and any of its Subsidiaries.

         4.15     CONFORMITY WITH LAW; LITIGATION.

         (a) The Company and its Subsidiaries have not violated any law or regulation or any order of any Governmental Body having jurisdiction over it, except such violations as have not had a Material Adverse Effect on the Company.

         (b) Except as set forth on Schedule 4.15 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending against or affecting the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Body having jurisdiction over it and (i) no written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received, and (ii) none of the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer have since June 1, 1998 received oral notice of any claim, action, suit or proceeding, whether pending or threatened, involving an amount in excess of $50,000. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or any of its Subsidiaries or against any of their properties or business.

         4.16 ABSENCE OF CHANGES. Since the Most Recent Fiscal Quarter End, the Company and each of its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and, except as contemplated herein or as set forth on Schedule 4.16 of the Disclosure Schedule, there has not been:

         (i) any change, by itself or together with other changes, that has had a Material Adverse Effect upon the Company;

         (ii) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

         (iii) any granting by the Company or any of its Subsidiaries of any options, warrants or other interests in the capital stock of the Company or any of its Subsidiaries;

         (iv) the commencement or written notice to the Company of any lawsuit or proceeding against, or investigation of, the Company or any of its Subsidiaries or any of its affairs; or

         (v) the taking of any action proscribed by or the failure to take any action required by Section 6.3.

         4.17 DISCLOSURE. The Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects. The Definitive Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that Photobition or Newco will supply in writing specifically for use in the Definitive Proxy Materials.

         4.18 CONTRACTS. Except as set forth on Schedule 4.18 of the Disclosure Schedule, each material contract or agreement to which the Company or any of its Subsidiaries is a party is legally valid and binding and in full force and effect in all material respects. The Company has previously provided or made available for inspection by Photobition or its representatives all of such material contracts and agreements. Neither the Company nor any of its Subsidiaries has received a written notice that it is in violation of or in default under (nor, except as set forth on Schedule 4.18 of the Disclosure Schedule, to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any such material contract, except to the extent that such violation or default, individually and in the aggregate, would not have a Material Adverse Effect upon the Company.

         4.19 TITLE AND CONDITION OF PROPERTIES. The Company and its Subsidiaries own title, free and clear of all Security Interests, to all of the personal property and assets shown on the balance sheet included in the Company's Financial Statements for the Most Recent Fiscal Quarter End, or acquired after the Most Recent Fiscal Quarter End, except for (A) assets which have been disposed of to nonaffiliated third parties since the Most Recent Fiscal Quarter in the Ordinary Course of Business, (B) Security Interests reflected in the Financial Statements, (C) Security Interests or imperfections of title which are not individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Permitted Liens. All of the equipment (including computer hardware) and other tangible personal property and assets owned or used by the

Company and its Subsidiaries is useable in the Ordinary Course of Business, except for conditions which would not in the aggregate have a Material Adverse Effect upon the Company.

         4.20 PERMITS. Except as set forth on Schedule 4.20 of the Disclosure Schedule, (i) the Company owns or holds all Permits necessary for the continued operation of the Company's business as it is currently being conducted, (ii) the Permits are valid, and the Company has not received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Permit, (iii) no present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest in any Permits, (iv) the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and is not in violation of any of the Permits, and (v) none of the Merger or any other transactions contemplated by this Agreement will result in a default under, or a breach or violation of, or adversely affect the rights or benefits afforded to the Company by, any Permit.

         4.21 INSURANCE. Schedule 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies carried by the Company as of the date of this Agreement. All premiums payable under all such policies have been paid and the Company is otherwise in compliance with the material terms of such policies. To the Knowledge of the Company, there have been no threatened terminations of, material premium increases with respect to, or material disputes arising under, any of such policies.

         4.22 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Business Valuation Services, Inc. (the "Company's Financial Advisor"), dated the date hereof ("Company Fairness Opinion"), to the effect that, as of such date, the Aggregate Merger Consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. A copy of the Fairness Opinion has been delivered to Photobition and Newco, it being understood and agreed that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Photobition or Newco or their affiliates or stockholders.

         4.23 BROKERS' FEES. Except as set forth on Schedule 4.23 of the Disclosure Schedule, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.24 OFFERING CIRCULAR. The information to be provided to Photobition by the Company for inclusion in any offering circular, prospectus, or other disclosure documents prepared in connection with the Photobition Offering or any communication to Photobition's shareholders in connection with the Merger will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

5        REPRESENTATIONS OF PHOTOBITION AND NEWCO

         To induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, each of Photobition and Newco represents and warrants to the Company as follows, except as set forth on the Disclosure
Schedule:

         5.1 DUE ORGANIZATION. Each of Photobition and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted in which the failure to so qualify would have a Material Adverse Effect on Photobition or Newco. Neither Photobition nor Newco is in violation of any provision of their respective organizational documents. Photobition has delivered to the Company true and correct copies of such organizational documents of Photobition and Newco. All of the outstanding capital stock of Newco is owned, directly or indirectly, by Photobition.

         5.2 AUTHORIZATION: VALIDITY OF OBLIGATIONS. Photobition and Newco have all requisite corporate power and authority to perform their obligations pursuant to the terms of each Transaction Agreement to which it is a party, and Photobition and Newco have the full legal right, power and corporate authority to enter into each Transaction Agreement to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which Photobition and Newco is a party and the performance by each of Photobition and Newco of the transactions contemplated herein and therein have been duly and validly authorized by the respective Boards of Directors of Photobition and Newco and by all other necessary corporate action. Each of the Transaction Agreements to which Photobition or Newco is a party is a legal, valid and binding obligation of each of Photobition and Newco, enforceable in accordance with its terms.

         5.3 NO CONFLICTS. The execution, delivery and performance of each Transaction Agreement to which Photobition or Newco is a party, the consummation of the transactions contemplated thereby and the fulfillment of the terms hereof will not:

         (i) Conflict with, or result in a breach or violation of, the Articles of Association, Memorandum of Association or other organizational or constitutional documents of Photobition or the Certificate of Incorporation or Bylaws of Newco;

         (ii) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of Prohibition's or any of its Subsidiaries' properties pursuant to (A) any document, agreement or other instrument to which Photobition or any of its Subsidiaries is a party or by which Photobition or any of its Subsidiaries is bound, or (B) any judgment, order or decree to which Photobition or any of its Subsidiaries is bound or any of their respective properties is subject; and which in respect of subclause, or (C) would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition;

         (iii) result in termination or impairment of any material Permit of Photobition or any of its Subsidiaries which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition; or

         (iv) violate any law, order, judgement, rule, regulation, decree or ordinance to which Photobition or any of its Subsidiaries is subject or by which Photobition or any of its Subsidiaries is bound, which would, individually and together with all conflicts, defaults, breaches and violations referred to in this Section 5.3, have a Material Adverse Effect upon Photobition.

Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law and the rules of the LSE, neither Photobition nor Newco is required by law to give any notice to, make any filings with, or obtain any Permit of any Governmental Body in order for it to consummate the transactions contemplated by this Agreement.

         5.4 BROKERS FEES. Except as set forth on Schedule 5.4 of the Disclosure Schedule, neither Photobition, Newco nor any of their respective Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         5.5 PHOTOBITION'S LENDER'S COMMITMENT. Photobition has provided to the Company a true, correct and complete copy of a letter from NatWest, dated August 24, 1998, with respect to a proposed loan of pound sterling 35 million from NatWest to Photobition in connection with the proposed Merger.

         5.6 DISCLOSURE. The information to be provided to the Company by Photobition or Newco which is included in the Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.


6        COVENANTS.

         6.1      COOPERATION.

         (a) The Company, Photobition and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement.

         (b) Each Party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

         6.2      ACCESS TO INFORMATION: CONFIDENTIALITY.

         (a) Between the date of this Agreement and the Closing Date, the Company will, and will cause its officers, employees, accountants, financial advisors and other representatives to, afford Photobition and its officers, directors, employees, counsel, auditors and advisors reasonable access, upon reasonable notice during normal business hours and at other reasonable times, to properties, books, contracts, commitments, records, lenders and advisors of the Company in order to permit Photobition to conduct its due diligence investigation of the Company, including without limitation, access upon reasonable request to the Company's and its Subsidiaries' employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

         (b) Each Party (for the purposes of this Section 6.2(b) only, Photobition and Newco being deemed the same Party) recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the other Party and its Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the other Party. Each Party agrees that, until the Closing, it will not disclose confidential information with respect to the other Party to any Person for any purpose or reason whatsoever, except to authorized representatives of the Parties and their respective counsel and other advisers, provided that such advisers (other than counsel) first agree to the confidentiality provisions of this Section 6.2(b), unless (i) such information becomes known to the public generally through no fault of the disclosing Party,
         (ii) disclosure is required by law, applicable securities exchange requirements or the order of any Governmental Body under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii), or (iii) above, the disclosing Party shall give prior written notice thereof to the other Party and provide such other Party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

         6.3 CONDUCT OF BUSINESS PENDING CLOSING. Except as set forth on
Schedule 6.3 of the Disclosure Schedule, between the date hereof and the Effective Time, the Company will, and will cause each of the Company's Subsidiaries to (except as agreed by Photobition, which agreement shall not be unreasonably withheld or delayed):

         (i) conduct its and its Subsidiaries' business in the Ordinary Course of Business;

         (ii) use reasonable commercial efforts to preserve the goodwill of the Company's and its Subsidiaries' respective customers, employees, independent contractors, suppliers and others having business relations with it to the extent consistent with the Company's Ordinary Course of Business;

         (iii) not make or incur any capital expenditures, except for any single transaction in an amount not in excess of $25,000 or $150,000 in the aggregate (excluding routine maintenance, repair or replacement);

         (iv) except pursuant to the exercise of outstanding Company Options described in Section 4.4, not issue, deliver, sell, dispose of, redeem, purchase, acquire, pledge or otherwise encumber any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock;

         (v) except for dividends of any subsidiary of the Company payable to the Company, not declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, stock or property) in respect of, any of its capital stock or otherwise make any payments to Company Stockholders in their capacity as such;

         (vi) not alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

         (vii) not acquire by merger or consolidating with, or by purchasing or by any other manner, any business, corporation, partnership or other business organization;

         (viii) not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except pursuant to an existing agreement, sales in the Ordinary Course of Business for an amount not less than the fair market value thereof, Permitted Liens and equipment leases included under subparagraph (iii) above;

         (ix) (A) not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except to the extent permitted by clause (B) of this paragraph and borrowings under existing credit facilities, and other borrowings in the Ordinary Course of Business and equipment lease financing arrangements, or (B) not make (1) any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company to any of its wholly-owned Subsidiaries or by any of its Subsidiaries to the Company, or another wholly-owned subsidiary thereof or (2) advances to officers or employees for travel, business and entertainment or relocation expenses other than in the Ordinary Course of Business, and not in an amount in excess of $10,000 in the aggregate at any one time outstanding;

         (x) not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) payment, discharge, settlement or satisfaction of the foregoing in the Ordinary Course of Business, (ii) liabilities incurred in connection with the Merger and the other transactions contemplated by the Transaction Agreements or (iii) liabilities reflected or reserved against in, or contemplated by, the financial statement for the Most Recent Fiscal Quarter End;

         (xi) not enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or payment or other consequence as a result of a change of control of the Company or its Subsidiaries;

         (xii) not permit any material insurance policy naming the Company or its Subsidiaries as a beneficiary or loss payable payee to be canceled or terminated unless it is replaced with a policy providing comparative coverage;

         (xiii) except in the Ordinary Course of Business, not make any material Tax elections, settle or compromise any material Tax liability or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, materially increasing its Tax liabilities or materially reducing its Tax assets;

         (xiv) not settle or compromise any pending or threatened suit, action or claim that relates to the transactions contemplated by this Agreement;

         (xv)     not amend its Certificate of Incorporation or By-Laws;

         (xvi) not increase the compensation, benefits or severance payable to any current or former officer, director or employee of the Company, except for salary increases for such persons in the Ordinary Course of Business; nor grant any bonuses except in the Ordinary Course of Business and in an aggregate amount in 1998 not in excess of 110% of the aggregate amount of all bonuses granted to employees in 1997, and unless prior to the grant thereof the Company gives written notice of such proposed bonus to Photobition; and not hire officers, employees, agents, representatives or independent contractors whose annual compensation is more than $100,000 or where such hiring is not consistent with the past hiring and retention practices of the Company and its Subsidiaries;

         (xvii) not enter into, modify, amend or terminate any material contract, except for such actions which are in the Ordinary Course of Business and which in the aggregate do not have a Material Adverse Effect upon the Company;

         (xviii) not amend any of the terms of the Company Option Plans or Company Options, including without limitation the vesting thereof or grant any new options;

         (xix) not make any change in any material accounting principle used by it other than those required by GAAP or the SEC;

         (xx) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger); and

         (xxi) not authorize any of, or commit or agree to take any of, the foregoing actions.

         6.4      NO SOLICITATION.

         (a) After the date of this Agreement, the Company shall not, and shall cause its Subsidiaries, and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other representatives not to, initiate or solicit from, provide any confidential information to, or enter into any contract or agreement with, any Person (other than Photobition or its affiliates) with respect to or for any Acquisition Proposal or participate in any discussions or negotiations regarding any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. In the event that any Person contacts the Company or any of its officers, directors or employees, or to the Knowledge of the Company, any of its representatives, with any Acquisition Proposal or request for any information for the purpose of making an Acquisition Proposal, the Company will promptly notify Photobition of the identity of such third party and the nature and material terms, if any, of such Acquisition Proposal or request for information.

As used herein, the term "Acquisition Proposal" means a proposal for a merger, sale of stock, sale of all or substantially all of the Company's assets, or other similar transaction involving the Company or any of its Subsidiaries not in the Ordinary Course of Business, including any Superior Proposal.

         (b) Except as provided in Section 6.4(c), and subject to compliance with Section 10.6, if applicable, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Photobition the approval or recommendation by the Board of Directors of the Company or such committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) authorize or otherwise cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "Acquisition Agreement").

         (c) Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person, and may negotiate and participate in discussions and negotiations with any Person concerning an Acquisition Proposal if (x) such Person has on an unsolicited basis first submitted a bona fide written Acquisition Proposal to the Company which the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a superior transaction to the Company's stockholders than the Merger (taking into account such factors deemed relevant by the Board), (y) the Board of Directors of the Company is of the opinion, in the exercise of its business judgment, that failure to provide such information or access or to engage in such discussions or negotiations would create a reasonable possibility that the Board of Directors of the Company would violate its fiduciary duties to the stockholders of the Company under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to as a "Superior Proposal"), and (z) the Company gives Photobition prior written notice of its engagement in such activities. Prior to furnishing confidential information to, or entering into discussions or negotiations with, any other Persons with respect to a Superior Proposal, the Company must obtain from such other Persons a customary confidentiality agreement which agreement may not include any provision calling for an exclusive right to negotiate with such Persons and the Company must advise Photobition of the nature of such confidential information delivered to such other Person reasonably promptly following its delivery to the requesting party. Any information disclosed to Photobition with respect to any such proposal or request shall be "Confidential Information" within the meaning of Section 6.2(b) and be subject to the provisions thereof.

         (d) Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger.

         (e) Subject to compliance with this Section 6.4 and Section 10.6 and prior to any meeting of the stockholders of the Company which has among its purposes the approval of the Merger, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, provided that the Company shall have furnished Photobition with written notice not later than 12:00 noon (New York time) at least five business days in advance of the withdrawal or modification of its approval or recommendation of the merger, the approval or recommendation of a Superior Proposal, or the entering into of an agreement with respect to a Superior Proposal.

         6.5 REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notice to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of any Governmental Body necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing:

         (a) The Company will prepare and file with the SEC as soon as practicable after the date of this Agreement preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Company will use its best efforts to respond to the comments of the SEC thereon as soon as practicable. The Company will provide Photobition with a draft of the proxy statement and any amendments thereto prior to the filing thereof with the SEC in sufficient time for Photobition to provide reasonable comments to the form and content of the proposed disclosure. The Company will notify Photobition promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the proxy statement or for additional information, and will supply Photobition with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the proxy statement. Any fees payable in connection therewith shall be borne by the Company. The Company will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. Photobition will provide the Company with such information and assistance in connection with the foregoing filings that the Company may reasonably request or that the Company requires in order to comply with the comments of the SEC.

         (b) The Company will call a special meeting of its stockholders (the "Special Meeting") as soon as practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Company will mail the Definitive Proxy Materials to its stockholders as soon as practicable. The Definitive Proxy Materials will contain the affirmative recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         (c) Each of the Parties will comply with all notification and other requirements of any anti-trust, competition or trade practice law or regulations of any Governmental

         Body and file within two weeks after the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. Nothing in this Agreement will require either party to agree to hold separate or to divest any of the businesses or assets of such party or any of their respective subsidiaries or affiliates if such holding separate or divestiture could reasonably be expected to have a Material Adverse Effect on such Party. Any fees payable in connection therewith shall be borne by Photobition.

         6.6 DIRECTOR AND OFFICER RESIGNATIONS. The Company shall use reasonable efforts to obtain a letter of resignation, effective as of the Effective Time, from each person who is an officer or director of the Company or any of its Subsidiaries.

         6.7      INDEMNIFICATION OF COMPANY'S OFFERING DIRECTORS, ETC.

         (a) Except as set forth in the Indemnity Agreement, the Company shall, and, from and after the Effective Time the Surviving Corporation shall, indemnify, defend, protect and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby; but, in each case, only to the extent provided under the certificate or articles of incorporation, bylaws or other constituent documents of the Company and its subsidiaries or any indemnification agreement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, and provided, further, that such indemnification shall only be to the fullest extent a corporation is permitted under the applicable law of its jurisdiction of incorporation to indemnify its own directors and officers, and such indemnification shall not be applicable to any claims made against any Indemnified Party if a judgment or other final adjudication established that (A) his or her acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated, or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which he or she was not legally entitled. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the Delaware General Corporation Law.

         (b) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.


7        CONDITIONS PRECEDENT TO OBLIGATIONS OF PHOTOBITION AND
         NEWCO

         The obligation of Photobition and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and Photobition shall have received a certificate signed by Gary Katz, Chairman and Chief Executive Officer of the Company, dated the Closing Date, to such effect.

         7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing shall be pending.

         7.3 NO MATERIAL ADVERSE CHANGE. There shall have been no changes in the business, operations, affairs, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of the Company or its Subsidiaries, taken as a whole, which would have a Material Adverse Effect upon the Company since the Most Recent Fiscal Quarter End; and Photobition shall have received a certificate signed by Gary Katz, Chairman and Chief Executive Officer of the Company, dated the Closing Date to such effect.

         7.4 CONSENTS AND APPROVALS. All necessary consents of, and filings with, any Governmental Body, relating to the consummation by the Company of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         7.5 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite Stockholder Approval.

         7.6 GARY KATZ EMPLOYMENT AGREEMENT. The Employment Agreement between Gary Katz and the Company shall be terminated concurrently with the Merger, and Gary Katz and the Company shall have entered into a Consulting Agreement in the form attached hereto as Exhibit 7.6.

         7.7 OPTION PLANS. The Company Option Plans and Company Options shall have been amended, supplemented or terminated to the extent requisite to permit the termination of the rights of the holders thereof to receive Company Common Stock or other securities or property of any Party or the Surviving Corporation other than the right to receive the Company Option Holders' Merger Consideration upon effectiveness of the Merger.

8        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Photobition and Newco contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Photobition and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Newco and a director of Photobition shall have been delivered to the Company.

         8.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing shall be pending.

         8.3 APPROVALS. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         8.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite Stockholder Approval.


9        TERMINATION

         9.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

         (i) The Parties may terminate this Agreement by mutual consent at any time prior to the Effective Time;

         (ii) Photobition and Newco may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Photobition or Newco has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1998 by reason of the failure of (1) the Company to close, notwithstanding that the conditions precedent to the Company's obligations to close set forth in
                  Article 8 have been satisfied, or (2) the condition precedents set forth under Article 7 hereof (unless the failure results from Photobition or Newco breaching any representation, warranty or covenant contained in this Agreement) or (C) if the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of the Merger and this Agreement, or approved or recommended any Acquisition Proposal, or the Company shall have entered into an Acquisition Agreement;

         (iii) The Company may terminate this Agreement by giving written notice to Photobition and Newco at any time prior to the Effective Time (A) in the event Photobition or Newco has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Photobition and Newco of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1998 by reason of the failure of (1) Photobition to close, notwithstanding that the conditions precedent to Photobition's obligation to close set forth in Article 7 have been satisfied, (2) the condition precedent set forth in Section 8.1, or (3) any other condition precedent under Article 8 hereof (unless the failure results from the Company or any of its Subsidiaries breaching any representation, warranty or covenant contained in this Agreement), or (C) subject to compliance by the Company with Sections 6.4 and 10.6, in connection with the acceptance of a Superior Proposal; or

         (iv) Any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this

                  Agreement and the Merger fail to receive the Requisite Stockholder Approval.

         9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1, the party terminating this Agreement will promptly notify the other party of such termination and the provision hereof pursuant to which such termination is made. After such notice, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Sections 3.2, 6.2, 9.2 and Article 10 shall survive such termination.


10       GENERAL

         10.1 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         10.2 ENTIRE AGREEMENT; AMENDMENT; WAIVER. The Transaction Agreements set forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. The Disclosure Schedule is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after the Special Meeting, by written agreement of the Parties (by action of their respective Boards of Directors) at any time prior to the Closing Date with respect to any terms contained herein; provided, however, that after the Requisite Stockholder Approval, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         10.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         10.4 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Photobition and the Company. Thereafter, for so long as this Agreement is in effect, the Company and Photobition agree that they will not, and will use their best efforts to cause their respective Subsidiaries and affiliates and its and each of its Subsidiaries and affiliates directors, officers, employees, advisors and other representatives not to, issue any press release, public announcement or public statement or make any other public disclosure with respect to the terms of this Agreement or any other facts relating to the Merger, without the prior written approval of the other party as to the time of issuance, extent of distribution, form and substance of such public disclosure; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation or any listing or trading agreement or rules concerning its publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure in sufficient time for the other Party to provide reasonable comments to the form and content of the proposed disclosure).

         10.5 EXPENSES. Except as otherwise provided by this Agreement, each Party will bear their own respective expenses in connection with this Agreement and the Merger (including without limitation legal, accounting and other professional fees and due diligence expenses), and other related fees and expenses.

         10.6     TERMINATION FEES.

         (a)      If this Agreement is terminated by Photobition pursuant to
Section 9.1(ii)(B)(1) or 9.1(ii)(C) or by the Company or Photobition pursuant to 9.1(iv), because the Principal Stockholder or other Company Stockholders subject to the Stockholders' Agreement fail to vote their respective shares of Company Common Stock in favor of the Merger at the Special Meeting, the Company will pay Photobition (provided the Company is not also entitled to terminate this Agreement pursuant to Section 9.1(iii)(A) or (B)) the Termination Fee. If this Agreement is terminated by the Company pursuant to Section 9.1(iii)(B) and at the time of the termination of this Agreement an Acquisition Proposal has been accepted by the Company, then the Company will pay Photobition the Termination Fee.

         (b)      The Company acknowledges that the agreements contained in this
Section 10.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Photobition would not enter into this Agreement. Any payment of the Termination Fee will be compensation and liquidated damages for the loss suffered by Photobition as a result of the failure of the Merger to be consummated and as payment for all Photobition's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and to avoid the difficulty of determining damages under the circumstances, and the Company will not have any other liability to Photobition after such payment. The Termination Fee will be paid by the Company to Photobition in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment occurs; provided, however, that the Company and its Subsidiaries may not enter into any agreement providing for an Acquisition Proposal unless (i) at least five business days prior thereto, the Company has provided Photobition with the information required under Section 6.4 and (ii) the Company has paid Photobition the Termination Fee.

         10.7 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section

6.2. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties, covenants and agreements contained in this Agreement; provided, however, that the provisions of Section 3.2 and 10.6 provide the sole and exclusive remedies in respect of any loss, damages, expenses, costs or claims therefor arising under the circumstances described therein, and provided, further that the maximum liability of any Party hereto (for the purposes of this proviso of Section 10.7, Photobition and Newco being deemed a single Party) for any loss, damage, expenses or costs arising by reason of any breach of or default under any provision hereof shall be $2,000,000.

         10.8 INDEMNIFICATION BY PRINCIPAL STOCKHOLDER. If the closing of the Merger occurs, then the Principal Stockholder shall indemnify, defend and hold harmless Photobition, the Surviving Corporation and their respective stockholders, officers, directors, employees and affiliates, from and against all Damages (as defined in the Indemnity Agreement) in accordance with the terms of the Indemnity Agreement.

         10.9 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                 If to Photobition, Newco or the Surviving Corporation to:

                          Photobition Group PLC
                          Eagle House
                          224 London Road
                          Mitcham
                          Surrey CR4 3HD
                          ENGLAND
                          Attn: Eddie Marchbanks, Chairman
                                   and Steven Smith, Chief Financial Officer
                          (Telefax: 011-441-81-687-7007)

                 with a required copy to:

                          Jones, Day, Reavis & Pogue
                          599 Lexington Avenue
                          New York, NY 10022
                          Attn: John J. Hyland, Esq.
                          (Telefax: (212) 755-7306)

                 If to the Company to:

                          Katz Digital Technologies, Inc.
                          Twenty-One Penn Plaza

                          New York, NY 10001
                          Attn: Gary Katz, Chairman
                          (Telefax: (212) 502-6501)
                                   and
                          Donald Flamm, Chief Financial Officer
                          (Telefax: (212) 502-6586)

                 with a required copy to:
                          Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP 750 Lexington Avenue
                          New York, New York 10022
                          Attn: Murray L. Skala, Esq. and Geoffrey A. Bass, Esq. (Telefax: (212) 888-7776)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered (if delivered personally or by telefax), (ii) on the fifth business day following dispatch (if delivered by registered or certified mail), and (iii) on the second business day following dispatch (if delivered by recognized courier service).

         10.10 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New York without reference to the conflict of laws principles thereof. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City and State of New York and nowhere else. Each of the Parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the Parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper. The Company hereby irrevocably designates and appoints Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, NY 10022-1200 to receive for it and on its behalf summonses and other legal process in any Suit, and agrees that service upon Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP shall constitute valid and effective service upon the Company. Photobition and Newco each hereby irrevocably designate and appoint The Corporation Trust Company, 1633 Broadway, New York, New York 10019, to receive for it and on its behalf summonses and other legal process in any Suit, and each agrees that service upon The Corporation Trust Company shall constitute valid and effective service upon Newco or Photobition, as the case may be. Photobition agrees that, so long as it has any rights or obligations under or arising out of or in connection with this Agreement, the subject matter hereof or any of the transactions contemplated hereby, it shall maintain The Corporation Trust Company or another competent Person to act as a duly appointed agent for service of summonses and other legal process in New York, New York. Nothing in this Agreement shall affect or diminish any Party's right to serve summonses and other legal process in any other manner permitted by law in connection with any Suit in the City and State of New York.

         10.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. If any provision shall be declared unenforceable due to its amount, scope, breadth or duration, then it shall be modified without any further action by the Parties as to the amount, scope, breadth or duration to the maximum extent permitted by law and shall continue to be fully enforceable as so modified.

         10.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee or partner of any Party hereto or any other Person; provided, however, that the provisions in Article 2 concerning the payment of the Merger Consideration are intended for the benefit of the Company Stockholders.

         10.13 MUTUAL DRAFTING. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and in interpreting the provisions of this Agreement, shall not be construed for or against any Party hereto.

         10.14 DISCLOSURE SCHEDULE. Any information contained in the Disclosure Schedule with respect to any section, paragraph or other provisions of this Agreement shall be deemed made with respect to each other section, paragraph or clause of this Agreement provided that it is reasonably apparent from the context of the information that such information relates to such other section, paragraph, or clause of this Agreement.

         10.15 NO OTHER REPRESENTATIONS. Except as set forth in this Agreement, none of the Parties hereto is making any representation, warranty, covenant or agreement with respect to the matters contained herein; provided that it is reasonably apparent from the context of the Disclosure Schedule that such information relates to such other section, paragraph or clause of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto and the Escrowee have executed this Agreement as of the day and year first above written.

                               PHOTOBITION GROUP PLC

                               By:  /S/ J. E. T. MARCHBANKS
                                  -----------------------------------------
                               Name: J.E.T. Marchbanks
                               Title:



                               KDT ACQUISITION CORP.

                               By: /S/ J.E.T. MARCHBANKS
                                  -----------------------------------------
                               Name: J.E.T. MARCHBANKS
                               Title:



                               KATZ DIGITAL TECHNOLOGIES, INC.

                               By: /S/ GARY KATZ
                                  -----------------------------------------
                               Name: GARY KATZ
                               Title: Chairman and Chief Executive Officer


                               FEDER, KASZOVITZ, ISAACSON,
                               WEBER, SKALA & BASS LLP, as
                               Escrowee, solely for the
                               purposes of Section 3.2

                               By:      /S/ MURRAY L. SKALA
                                  -----------------------------------------
                               Name: MURRAY L. SKALA
                               Title: Partner

             KATZ DIGITAL TECHNOLOGIES, INC. / PHOTOBITION GROUP PLC





                               DISCLOSURE SCHEDULE


4.1(B)   ..............  Wholly-Owned Subsidiaries of Katz Digital Technologies, Inc.
4.3      ..............  No Conflict; Notices
4.5      ..............  Transaction in Capital Stock; Accounting Treatment
4.5A     ..............  Adjustments to the ADS Merger Consideration
4.5B     ..............  Options Schedule
4.9      ..............  Undisclosed Liabilities
4.10     ..............  Intellectual Property
4.11     ..............  Environmental Matters
4.11A    ..............  Disposal Agreement with Greymart Environmental Services
4.11B    ..............  ECB Violations
4.12     ..............  Labor and Employment Matters
4.13     ..............  Employee Benefit Plan
4.14     ..............  Taxes
4.15     ..............  Litigation
4.16     ..............  Absence of Changes
4.16A    ..............  Unaudited Management Report for July 1998
4.16B    ..............  Commission Structure for Sales People
4.18     ..............  Contracts
4.20     ..............  Permits
4.21     ..............  Insurance
4.23     ..............  Broker's Fees
6.3      ..............  Conduct of Business Pending Close
6.3A     ..............  CompendiumConnection

                                 SCHEDULE 4.1(b)




Subsidiaries

Advanced Digital Services, Inc. (a New York corporation)
Katz N.Y. Acquisition, Inc. (a Delaware corporation)

                                  SCHEDULE 4.3

No Conflicts; Notices
The following contracts and agreement may require notice to other parties or consent to the merger:

- LOAN AGREEMENT DATED AS OF JANUARY 8, 1998 AMONG KATZ DIGITAL TECHNOLOGIES, INC. AND THE BANK OF NEW YORK.


- IMPROVEMENT LOAN AGREEMENT DATED JUNE 22, 1995 BETWEEN 575 REALTIES, INC., AND SPEED GRAPHICS, INC.

- $500,000.00 NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE FROM KATZ DIGITAL TECHNOLOGIES, INC. TO THE SARABANDE PRESS, INC. THE UNPAID BALANCE IS $166,663.33. SUBJECT TO CONVERSION, THE POTENTIAL NUMBER OF SHARES TO BE GIVEN IN LIEU OF CASH PAYMENTS WOULD BE 33,033.


- LEASE AGREEMENT BETWEEN GHG REALTY AND KATZ TYPOGRAPHERS, INC., FOR THE PROPERTY AT 360 WEST 31ST STREET includes the following:
            Transfer of a majority of the stock of a corporate Tenant is not deemed an assignment when involving another corporation into or with which Tenant is merged or substantially all of Tenant's assets are transferred, which is for a good business purpose and not principally for the purpose of transferring the leasehold estate created, and provided further, that the assignee has a net worth of at least equal to or In excess of the net worth of the Tenant immediately prior to such merger or transfer.


- LEASE AGREEMENT BETWEEN 575 REALTIES, INC. AND SPEED GRAPHICS, INC. FOR THE PROPERTY AT 228 EAST 45TH STREET includes the following:
            (Paragraph) 38 of Rider: No assignment without Landlord's written consent. (b) - Tenant will pay Landlord's attorneys' fees in connection with any proposed assignment, not to exceed $1,500; (d) Notwithstanding (Paragraph) 38(a), Tenant may upon prior written notice to Landlord but without any requirement to obtain Landlord's consent, assign its interest in the Lease to a "successor corporation," defined, inter alia, as a corporation "acquiring the Lease and the term and the estate hereby granted, the goodwill and all or substantially all of the other property and assets of Tenant . . ., provided that, immediately after giving effect to . . . such acquisition and assumption . . . the corporation . . . acquiring such assets and assuming such liabilities . . . shall have assets, capitalization and net worth, similarly determined, equal to or greater than that of Tenant at the beginning of the term of this Lease." 38(e) - If an assignment pursuant to (Paragraph) 38(d) is to take place, Tenant must first give Landlord a duplicate original instrument of assignment and assumption, in form and substance reasonably satisfactory to Landlord, duly executed by Tenant and assignee, within 10 days after such execution.

- LEASE AGREEMENT BETWEEN 342 MADISON AVENUE ASSOCIATES, LP AND SPEED GRAPHICS, INC. FOR THE PROPERTY AT 342 MADISON AVENUE includes the following:
            Pursuant to Schedule B - assignment is not permitted without Landlord's written consent, however, "(1) If Tenant is a corporation, the assignment or transfer of this lease, and the term and estate hereby granted, to any corporation into which Tenant is merged or with which Tenant is consolidated or to an entity to which substantially all of Tenant's assets are transferred (provided such transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby and provided further that the transferee has a net worth at least equal to or in excess of the net worth of Tenant immediately prior to such transfer) (such corporation with which Tenant is merged or consolidated and such entity to which Tenant's assets are transferred being herein in this Schedule D called "Assignee") without the prior written consent of Landlord shall not be deemed to be prohibited hereby . . . ."

- LEASE AGREEMENT BETWEEN FIFTH AVENUE PARTNERS, L.P., AND SPEED GRAPHICS, INC. FOR THE PROPERTY AT 19 WEST 21ST STREET includes the following:
            (Paragraph) 49.1 of Rider - "Tenant shall not assign this Lease or sublet the Demised Premises or any part thereof without the prior written consent of owner, which consent shall not be unreasonably withheld or delayed. For purposes of this Lease, an assignment shall include a sale of Tenant's business or any change in ownership of Tenant, except that an assignment is permitted without Owner's consent in the following circumstances: 1. bona fide sale of Tenant's business, either by an assignment of this Lease or the sale of Tenant's stock . . ."

- LEASE AGREEMENT BETWEEN CABLE BUILDING ASSOCIATES AND KATZ DIGITAL TECHNOLOGIES, INC. FOR THE PROPERTY AT 611 BROADWAY includes the following:
            The transfer of a majority of the stock of a corporate Tenant shall be deemed an assignment. Assignment is not permitted without prior consent of the Landlord.


- LEASE AGREEMENT BETWEEN CHARTER BUILDING AND KATZ DIGITAL TECHNOLOGIES, INC. FOR THE PROPERTY AT 5300 WEST ATLANTIC AVENUE, DELRAY BEACH, FL includes the following:
            The provision prohibiting assignment without prior consent of the Landlord shall not apply to transactions with a corporation into or with which Tenant is merged or to which substantially all of Tenant's assets are transferred provided that (a) the successor to the Tenant has a net worth at least equal to the greater of (I) the net worth of the Tenant immediately prior to such merger or (ii) the net worth of the

            Tenant on the date of this lease; and (b) proof of such net worth shall have been delivered to the Landlord 10 days prior to the effective date of such transaction.


LEASE AGREEMENT FOR THE PROPERTY AT 27 EAST 31ST STREET.

Equipment Leases and Related Agreements:

1. Lease dated November 29, 1994, between Speed and Canon Financial Services, Inc., regarding NC500552 CLC 800.

2. Lease dated as of December, 1995, between Speed and Canon Financial Services, Inc., regarding two film Scanner III.

3. Master Equipment Lease Agreement dated as of April 25, 1996, between Speed and Colonial Pacific Leasing Corp., as amended.

4. Guaranty Agreement dated as of April 25, 1996 made by Ronald Krivosheiw in favor of Colonial Pacific Leasing Corp.

5. Equipment Lease Guaranty dated April 11, 1996, made by Ronald Krivosheiw in favor of Colonial Pacific Leasing Corporation.

6. Lease dated as of March 23, 1994, between Finest Photo Print, Inc. and Colonial Pacific Leasing Corporation as assignee of National Marketing Network, Inc., regarding Apple Mac Quadra 800 Computer, etc.

7. Equipment Lease Agreement, 1995, between Katz Typographers, Inc. and the CIT Group Equipment Financing, Inc.

8. Equipment Lease dated as of March 12, 1996, between Speed and The CIT Group as assignee of Gramercy Leasing Services, Inc., regarding electronic and photographic imaging equipment and air conditioning equipment.

9. Purchase Agreement dated January 31, 1996, between Speed and Durst ACS Inc., regarding Durst Lamda 130 Large Format Digital Laser Imager.

10. Equipment Lease Agreement dated as of November 22, 1993, between Speed and Eastman Kodak Credit Corporation, regarding Agfa SelectSet 7000, etc.

11. Assumption Agreement dated as of January 23, 1995, among Speed, Finest Photoprint and AT&T Capital Leasing Services/Eaton Financial Corp.

12. Equipment Lease dated October 26, 1994, between Speed and European American Bank, as assignee of Gramercy Leasing Services, Inc., regarding photographic/production equipment.


13. Equipment Lease dated as of May 23, 1995, between Speed and European American Bank as assignee of Gramercy Leasing Services, Inc., regarding printing/imaging/computer equipment.

14. Equipment Lease dated as of May 9, 1996, between Speed and European American Bank, as assignee of Gramercy Leasing Services, Inc., regarding drum scanner, file server, CD jukebox.

15. Master Lease Agreement dated as of March 15, 1995, between Speed and General Electric Capital Corporation, as amended.

16. Sales Contract and Security Agreement dated as of May 30, 1995, between Speed and General Electric Capital Corporation, as assignee of Heidelberg USA, Inc., regarding Heidelberg GTODIV 4 color press.

17. Master Lease Agreement dated as of October 23, 1995, between Speed and GE Capital Corp.

18. Master Lease Agreement dated as of May 20, 1997, between Speed and Gramercy Leasing Services, Inc., Schedule 1, Schedule 2, Schedule 3.

19. Equipment Lease dated as of September 16, 1996, between Speed and P.C. Leasing, a Division of Phoenixcor, Inc., as assignee of Gramercy Leasing Services, Inc., regarding Heidelberg QMD1-46-4 Four Color Press.


20. Agreement of Sale dated as of December 7, 1995, between Speed and Scitex America Corp.; Lease Finance Proposal dated January 17, 1996; Interim Funding Rider dated February 15, 1996; Assignment of Agreement of Sale; Master Lease Agreement with an effective date of October 23, 1995.

21. Equipment Lease dated May 30, 1996, between Speed and Sterling National Bank & Trust Company of New York as assignee of Gramercy Leasing Services, Inc., regarding computer equipment and jet stream.

22. Equipment Lease dated April 24, 1997, between Speed and, Sterling National Bank, as assignee of Gramercy Leasing Services, Inc., regarding Canon CLC 1000, Edit Board Al, Editor F1.

23. Equipment Lease dated as of August 8, 1996, between Speed and Summit Bank Leasing as assignee of Gramercy Leasing Services, Inc., regarding digital photo imaging equipment and computer equipment.

24. Equipment Lease Agreement dated May 30, 1995 between Speed and Tilden Financial Corp., regarding Heidelberg GTODIV 4 color press.

25. Master Lease dated March 12, 1996, between Speed and Summit Leasing Corporation (formerly UJB Leasing), as amended.

26. Equipment lease dated May 20, 1997, between Speed and Wasco Funding Corp as assignee of Gramercy Leasing regarding Colorpass 8000 with Interface board and command workstation.

27. Equipment lease dated May 20, 1997, between Speed and Wasco Funding Corp as assignee of Gramercy Leasing regarding ADP 8800-197LE computer system and all related peripherals.

28. Equipment lease dated June 26, 1997, between Speed and Wasco Funding Corp as assignee of Gramercy Leasing regarding Octane computer including upgrades, Contex Rip n' Strip as well as all related software and hardware related to this equipment.

29. Lease Agreement dated September 17, 1997 between Speed and Water Cure Systems, Inc., regarding counter top water filtration cooler.

30. Lease Agreement dated as of October 3, 1995, between Speed and Tokai Financial Services, Inc.

31. Master Lease Agreement dated October 23, 1995, between Speed and GE Capital Corp., regarding IRIS 3047 with Colorbase.

32. Xerox Order Agreement dated May 8, 1996, between Speed and Xerox Corp., regarding 5790 Edit Color Copier (2 agreements).

33. New Jersey Motor Vehicle Lease Agreement dated November 28, 1997 between Speed and Ford Motor Credit Company, as assignee of Jack Trebour Ford, regarding 1998 Ford Explorer.

34. Master Lease Agreement dated June 16, 1995, between ADS and General Electric Capital Corp.

35. Master Lease Agreement dated August 12, 1996, between ADS and General Electric Capital Corp.

36. Telephone Equipment Lease, dated August 17, 1995, Between ADS and TIE National Leasing Corp.

37. Lease Agreement dated September 19, 1995, between ADS and Quantum Lease Associates, Ltd. n/k/a Colonial Pacific Leasing.

                                  SCHEDULE 4.5



Transactions in Capital Stock; Accounting Treatment


- Warrant Agreement dated March 25, 1996 between Katz Digital Technologies, Inc. and Whale Securities Co., L.P. The warrants from this agreement (160,000) have not yet been exercised.


- $500,000.00 Non-Negotiable Convertible Promissory Note from Katz Digital Technologies, Inc. to The Sarabande Press, Inc. The unpaid balance is $166,663.33. Subject to conversion, the potential number of shares to be given in lieu of cash payments would be 33,033.


- Stock Option Agreement dated July 31, 1997 between Katz Digital Technologies, Inc. and Gary Ritkes (options granted for 120,000 shares) and between Katz Digital Technologies, Inc. and David Katz (options granted for 120,000 shares). Of those options 80,000 shares are subject to accelerate based on net revenue goals for the year 1999 and 2000. See attached Schedule 4.5-B.


-     Adjustment to the ADS Merger Consideration - noted on the attached
      Schedule 4.5-A


- Options Schedule for all outstanding options (except those under the Warrant Agreement and Convertible Promissory Note listed above) - See attached Schedule 4.5-B

                                 Schedule 4.5A

                        ADVANCED DIGITAL SERVICES, INC.
                      ADDITIONAL ACQUISITION CONSIDERATION
          (BASED ON RECEIVABLES COLLECTIONS AFTER 90 DAYS BUT PRIOR TO
                          ONE YEAR AFTER ACQUISITION)




                                                         Merger Consideration Allocation
                                           Total       -------------------------------------
                                        Collections    Cash (31%)  Stock (53%)    Note (16%)
                                        -----------    ----------  -----------    ----------
Total receivables collections after
expiration of 90 day period             $124,619.87    $38,632.16  $66,048.53     $19,939.18


Cash actually paid out to DK & GR                      124,619.87
                                                       -------------------------------------
Overpaid (Underpaid)                                    85,987.71  (66,048.53)    (19,939.18)

Number of shares @ $2.7688                                             23,855

CALCULATION OF CORRECTION:
     Final amount of note issued at closing                                        70,611.00
     Payments on the above note through July 31, 1998                             (14,122.20)
     Additional note from post-90 day collections                                  19,939.18
                                                                                 -----------
                                                                                   76,427.98
     cash due to Katz from overpayments                                            85,987.71
                                                                                 -----------
     Repayment due to Katz Digital                                                  9,559.73
                                                                                 -----------
     Each                                                                           4,779.87

                                                    /s/ David Katz
                                                    Agreed 8/26/98


                                                    /s/ Gary Ritkes
                                                    Agreed 8/27/98

                                Schedule 4.5-B


-----------------------------------------------------------------------------------------------------------------------------------
                                                                               ACTIVITY IN 1998                 VESTED AS OF -
                                   GRANT    EXPIRE      OPTION   OUTSTANDING   ----------------   OUTSTANDING   --------------
         NAME                      DATE      DATE        PRICE    12/31/97     GRANTS    CANCELS    9/30/98     12/31/96   12/31/97
         ----                      ----      ----        -----    --------     ------    -------    -------     --------   --------
Advanti, Haresh*                  3/25/96   3/25/01    $ 5.0000         -                                 -
Barsky, Geoffrey                  3/25/96   3/25/01    $ 5.0000    12,000                            12,000                   4,000
Cohen, Mitchell*                  3/25/96   3/25/01    $ 5.0000         -                                 -
Dziomba, Eugene                   3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   1,667
Elkins, Stanley                   3/25/96   3/25/01    $ 5.0000    25,000                            25,000                   8,334
Everett, Montague*                3/25/96   3/25/01    $ 5.0000         -                                 -
Floro, Gregory                    3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   1,667
Gambuzza, Mario*                  3/25/96   3/25/01    $ 5.0000         -                                 -
Gittelman, Amy                    3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   1,667
Goldman, Rikki                    3/25/96   3/25/01    $ 5.0000       500                               500                     167
Gordon, Juanita                   3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   1,667
Greene, Art*                      3/25/96   3/25/01    $ 5.0000         -                                 -
Greene, Howard*                   3/25/96   3/25/01    $ 5.0000         -                                 -
Harris, Darrell                   3/25/96   3/25/01    $ 5.0000     1,000                             1,000                     334
Hing, Neil                        3/25/96   3/25/01    $ 5.0000     1,000                             1,000                     334
Israel, Mike                      3/25/96   3/25/01    $ 5.0000     1,000                             1,000        1,000
Katz, Helene                      3/25/96   3/25/01    $ 5.0000    12,000                            12,000                   4,000
Lekhraj, Rita                     3/25/96   3/25/01    $ 5.0000       500                               500                     167
Lizzo, Carolyn                    3/25/96   3/25/01    $ 5.0000       500                               500                     167
Miller, Scott                     3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   5,000
Moss, Michelle*                   3/25/96   3/25/01    $ 5.0000         -                                 -
O'Connell, Michael                3/25/96   3/25/01    $ 5.0000    12,000                            12,000                   4,000
Powell, Frank*                    3/25/96   3/25/01    $ 5.0000         -                                 -
Pratt, Stephen*                   3/25/96   3/25/01    $ 5.0000       500                    500          -
Rohas, Ignacio*                   3/25/96   3/25/01    $ 5.0000         -                                 -
Roopnaraine, Ballram              3/25/96   3/25/01    $ 5.0000       500                               500                     167
Roopnarine, Doodnaut*             3/25/96   3/25/01    $ 5.0000       500                    500          -
Russell, Peter*                   3/25/96   3/25/01    $ 5.0000         -                                 -
Schaefer, William*                3/25/96   3/25/01    $ 5.0000         -                                 -
Schwarz, Charles                  3/25/96   3/25/01    $ 5.0000       500                               500                     167
Sklar, Lisa                       3/25/96   3/25/01    $ 5.0000    12,000                            12,000                   4,000
Sklar, Michael                    3/25/96   3/25/01    $ 5.0000    12,000                            12,000                   4,000
Strauber, Linda                   3/25/96   3/25/01    $ 5.0000     5,000                             5,000                   1,667
Timem, John                       3/25/96   3/25/01    $ 5.0000    25,000                            25,000                   8,334
Torres, Joseph                    3/25/96   3/25/01    $ 5.0000     1,000                             1,000                     334
Wickline, Arthur*                 3/25/96   3/25/01    $ 5.0000         -                                 -
Scala, Murray                     3/25/96   3/25/06    $ 5.0000    20,000                            20,000       20,000
Ehrlich, Burtt                    3/25/96   3/25/06    $ 5.0000    20,000                            20,000       20,000
Grudberg, Ronald                  3/25/96   3/25/06    $ 5.0000    20,000                            20,000       20,000
Esposito, Anthony                  4/1/96    4/1/01    $ 5.7500    25,000                            25,000                   8,334
Freedman, Joseph                   8/1/96    8/1/01    $ 4.7500    25,000                            25,000                   8,334
Gittelman, Amy                    8/12/96   8/12/01    $ 4.5000     5,000                             5,000                   1,667
Greenberg, Steven*                 9/3/96    9/3/01    $ 4.0000         -
                                                                  -----------------------------------------------------------------
TOTAL 1996                                                        262,500                  1,000    261,500       61,000     70,175
                                                                  -----------------------------------------------------------------
                                                                        -
Skala, Murray                      1/1/97    1/1/07    $ 3.1250     5,000                             5,000                   5,000
Ehrlich, Burtt                     1/1/97    1/1/07    $ 3.1250     5,000                             5,000                   5,000
Grudberg, Ronald                   1/1/97    1/1/07    $ 3.1250     5,000                             5,000                   5,000
Katz, Gary*                       2/20/97   2/20/02    $ 2.7500         -                                 -
Katz, Gary                        2/20/97   2/20/02    $ 2.7500    25,000                            25,000
-----------------------------------------------------------------------------------------------------------------------------------

* Cancelled

----------------------------------------------------------------------------------------------------------------
                                    VESTED AS OF
                                    ------------
         NAME                         9/30/98     CUMUL   12/31/98    12/31/99    12/31/00   12/31/01   12/31/02
         ----                         -------     -----   --------    --------    --------   --------   --------
Advanti, Haresh
Barsky, Geoffrey                        4,000      8,000                 4,000
Cohen, Mitchell*                                       -
Dziomba, Eugene                         1,667      3,334                 1,666
Elkins, Stanley                         8,333     16,667                 8,333
Everett, Montague                                      -
Floro, Gregory                          1,667      3,334                 1,666
Gambuzza, Mario*                                       -
Gittelman, Amy                          1,667      3,334                 1,666
Goldman, Rikki                            167        334                   166
Gordon, Juanita                         1,667      3,334                 1,666
Greene, Art*                                           -
Greene, Howard*                                        -
Harris, Darrell                           333        667                   333
Hing, Neil                                333        667                   333
Israel, Mike                                       1,000
Katz, Helene                            4,000      8,000                 4,000
Lekhraj, Rita                             167        334                   166
Lizzo, Carolyn                            167        334                   166
Miller, Scott                                      5,000
Moss, Michelle*                                        -
O'Connell, Michael                      4,000      8,000                 4,000
Powell, Frank*                                         -
Pratt, Stephen*                                        -
Rohas, Ignacio*                                        -
Roopnaraine, Ballram                      167        334                   166
Roopnarine, Doodnaut*                                  -
Russell, Peter*                                        -
Schaefer, William*                                     -
Schwarz, Charles                          167        334                   166
Sklar, Lisa                             4,000      8,000                 4,000
Sklar, Michael                          4,000      8,000                 4,000
Strauber, Linda                         1,667      3,334                 1,666
Timem, John                             8,333     16,667                 8,333
Torres, Joseph                            333        667                   333
Wickline, Arthur*                                      -
Scala, Murray                                     20,000
Ehrlich, Burtt                                    20,000
Grudberg, Ronald                                  20,000
Esposito, Anthony                       8,333     16,667                 8,333
Freedman, Joseph                        8,333     16,667                 8,333
Gittelman, Amy                          1,667      3,334                 1,666
Greenberg, Steven*                                     -
                                      -----------------------------------------
TOTAL 1996                             65,168    196,343        -       65,157
                                      -----------------------------------------

Skala, Murray                                      5,000
Ehrlich, Burtt                                     5,000
Grudberg, Ronald                                   5,000
Katz, Gary*                                            -
Katz, Gary                              8,334      8,334                 8,333       8,333
----------------------------------------------------------------------------------------------------------------

* Cancelled

                                Schedule 4.5-B


-----------------------------------------------------------------------------------------------------------------------------------
                                                                               ACTIVITY IN 1998                 VESTED AS OF -
                                   GRANT    EXPIRE      OPTION   OUTSTANDING   ----------------   OUTSTANDING   --------------
         NAME                      DATE      DATE        PRICE    12/31/97     GRANTS    CANCELS    9/30/98     12/31/96   12/31/97
         ----                      ----      ----        -----    --------     ------    -------    -------     --------   --------
Flamm, Donald                     3/18/97   3/18/02    $ 3.0000    35,000                            35,000
Barsky, Geoffrey                  3/18/97   3/18/02    $ 3.0000     5,000                             5,000
O'Connell, Michael                5/15/97   5/15/02    $ 3.2500     5,000                             5,000
Chipurnoi, Herbert                5/27/97   5/27/02    $ 2.8750    12,500                            12,500
Chipurnoi, Stanley                5/27/97   5/27/02    $ 2.8750    12,500                            12,500
Robert Natt*                      6/26/97   6/26/02    $ 2.8750       500                    500          -
Darrell Harris                    6/26/97   6/26/02    $ 2.8750       500                               500
Eugene Dziomba                    6/26/97   6/26/02    $ 2.8750     5,000                             5,000
Burtt Ehrlich                     7/1/97    7/1/07     $ 2.6250     5,000                             5,000                   5,000
Murray L. Skala                   7/1/97    7/1/07     $ 2.6250     5,000                             5,000                   5,000
Ronald Grudberg                   7/1/97    7/1/07     $ 2.6250     5,000                             5,000                   5,000
Gary Katz                         9/3/97    9/3/02     $ 3.8500    25,000                            25,000
Michael Sklar                     9/24/97   9/24/02    $ 5.1875    50,000                            50,000
Geoffrey Barsky                   9/24/97   9/24/02    $ 5.1875    25,000                            25,000
Greg Floro                        9/24/97   9/24/02    $ 5.1875     2,000                             2,000
Joseph Torres                     9/24/97   9/24/02    $ 5.1875     1,000                             1,000
John Timen                        9/24/97   9/24/02    $ 5.1875     2,500                             2,500
Neil Hing                         9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Dino Garcia                       9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Carmen Laube*                     9/24/97   9/24/02    $ 5.1875     1,000                  1,000          -
Tom Carlone                       9/24/97   9/24/02    $ 5.1875     1,000                             1,000
James Mollo*                      9/24/97   9/24/02    $ 5.1875     1,000                  1,000          -
Mary Hovey*                       9/24/97   9/24/02    $ 5.1875     1,000                  1,000          -
Jeff Harris                       9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Russell Felber                    9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Sam Wong                          9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Farah Ali                         9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Leon Sims                         9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Megan Pugh                        9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Amy Zahn                          9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Alice Greenblatt                  9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Rikki Goldman                     9/24/97   9/24/02    $ 5.1875     1,000                             1,000
Chris Valero                      9/24/97   9/24/02    $ 5.1875       500                               500
Charlie Zanelotti                 9/24/97   9/24/02    $ 5.1875       500                               500
Nancy Baum                        9/24/97   9/24/02    $ 5.1875       500                               500
Carl Dreyer                       9/24/97   9/24/02    $ 5.1875       500                               500
Charles Susty                     9/24/97   9/24/02    $ 5.1875       500                               500
John Cusmano                      9/24/97   9/24/02    $ 5.1875     1,500                             1,500
Derek Awalt                       9/24/97   9/24/02    $ 5.1875     1,500                             1,500
Carolyn Lizzo                     9/24/97   9/24/02    $ 5.1875     2,500                             2,500
Greg Rogan                        9/24/97   9/24/02    $ 5.1875     2,500                             2,500
Lisa Sklar                        9/24/97   9/24/02    $ 5.1875    20,000                            20,000
Michael Windslow*                 9/24/97   9/24/02    $ 5.1875       500                    500          -
Burtt Ehrlich                     10/1/97   10/1/07    $ 5.0000     5,000                             5,000                   5,000
Murray L. Skala                   10/1/97   10/1/07    $ 5.0000     5,000                             5,000                   5,000
Ronald L. Grudberg                10/1/97   10/1/07    $ 5.0000     5,000                             5,000                   5,000
TOTAL 1997                                                        297,500                  4,000    293,500            -     45,000
DECEMBER 31, 1997 PLAN TO DATE                                    560,000                  5,000    555,000       61,000    115,175
-----------------------------------------------------------------------------------------------------------------------------------

* Cancelled

----------------------------------------------------------------------------------------------------------------
                                    VESTED AS OF
                                    ------------
         NAME                         9/30/98     CUMUL   12/31/98    12/31/99    12/31/00   12/31/01   12/31/02
         ----                         -------     -----   --------    --------    --------   --------   --------
Flamm, Donald                          11,667     11,667                11,667      11,666
Barsky, Geoffrey                        1,667      1,667                 1,667       1,666
O'Connell, Michael                      1,667      1,667                 1,667       1,666
Chipurnoi, Herbert                      4,167      4,167                 4,167       4,166
Chipurnoi, Stanley                      4,167      4,167                 4,167       4,166
Robert Natt*
Darrell Harris                            167        167                   167         166
Eugene Dziomba                          1,667      1,667                 1,667       1,666
Burtt Ehrlich                                      5,000
Murray L. Skala                                    5,000
Ronald Grudberg                                    5,000
Gary Katz                               8,334      8,334                 8,333       8,333
Michael Sklar                          16,667     16,667                16,667      16,666
Geoffrey Barsky                         8,334      8,334                 8,333       8,333
Greg Floro                                667        667                   667         666
Joseph Torres                             334        334                   333         333
John Timen                                834        834                   833         833
Neil Hing                                 334        334                   333         333
Dino Garcia                               334        334                   333         333
Carmen Laube*
Tom Carlone                               334        334                   333         333
James Mollo*
Mary Hovey*                                            -
Jeff Harris                               334        334                   333         333
Russell Felber                            334        334                   333         333
Sam Wong                                  334        334                   333         333
Farah Ali                                 334        334                   333         333
Leon Sims                                 334        334                   333         333
Megan Pugh                                334        334                   333         333
Amy Zahn                                  334        334                   333         333
Alice Greenblatt                          334        334                   333         333
Rikki Goldman                             334        334                   333         333
Chris Valero                              167        167                   167         166
Charlie Zanelotti                         167        167                   167         166
Nancy Baum                                167        167                   167         166
Carl Dreyer                               167        167                   167         166
Charles Susty                             167        167                   167         166
John Cusmano                              500        500                   500         500
Derek Awalt                               500        500                   500         500
Carolyn Lizzo                             834        834                   833         833
Greg Rogan                                834        834                   833         833
Lisa Sklar                              6,667      6,667                 6,667       6,666
Michael Windslow*                                      -
Burtt Ehrlich                                      5,000
Murray L. Skala                                    5,000
Ronald L. Grudberg                                 5,000
TOTAL 1997                             82,851    127,851        -       82,832      82,817         -
DECEMBER 31, 1997 PLAN TO DATE        148,019    324,194        -      147,989      82,817         -
----------------------------------------------------------------------------------------------------------------

* Cancelled

                                Schedule 4.5-B


-----------------------------------------------------------------------------------------------------------------------------------
                                                                               ACTIVITY IN 1998                 VESTED AS OF -
                                   GRANT    EXPIRE      OPTION   OUTSTANDING   ----------------   OUTSTANDING   --------------
         NAME                      DATE      DATE        PRICE    12/31/97     GRANTS    CANCELS    9/30/98     12/31/96   12/31/97
         ----                      ----      ----        -----    --------     ------    -------    -------     --------   --------
Burtt Ehrlich                      1/1/98    1/1/08    $ 3.7500                 5,000                 5,000
Murray L. Skala                    1/1/98    1/1/08    $ 3.7500                 5,000                 5,000
Ronald L. Grudberg                 1/1/98    1/1/08    $ 3.7500                 5,000                 5,000
John Sheehan                       1/9/98    1/8/03    $ 3.8750                27,500                27,500
Robert Curran                      1/9/98    1/8/03    $ 3.8750                27,500                27,500
Burtt Ehrlich                      4/1/98    4/1/08    $ 4.6250                 5,000                 5,000
Murray L. Skala                    4/1/98    4/1/08    $ 4.6250                 5,000                 5,000
Ronald L. Grudberg                 4/1/98    4/1/08    $ 4.6250                 5,000                 5,000
Robert Heck                       5/11/98   5/11/03    $ 6.2500                30,000                30,000
John Sheehan                      5/11/98   5/11/03    $ 6.2500                 2,500                 2,500
Robert Curran                     5/11/98   5/11/03    $ 6.2500                 2,500                 2,500
Scott Krivosheiw                  5/11/98   5/11/03    $ 6.2500                20,000                20,000
Bob Murphy                        5/11/98   5/11/03    $ 6.2500                20,000                20,000
John De Acutis                    5/11/98   5/11/03    $ 6.2500                15,000                15,000
George Fanno                      5/11/98   5/11/03    $ 6.2500                15,000                15,000
Gary Semon                        5/11/98   5/11/03    $ 6.2500                15,000                15,000
Larry Lebrocq                     5/11/98   5/11/03    $ 6.2500                15,000                15,000
Pat Conides                       5/11/98   5/11/03    $ 6.2500                10,000                10,000
Bob Rudolph                       5/11/98   5/11/03    $ 6.2500                10,000                10,000
Carolyn Bryant                    5/11/98   5/11/03    $ 6.2500                10,000                10,000
Tony Loiero                       5/11/98   5/11/03    $ 6.2500                 7,500                 7,500
Jeff Carnesi                      5/11/98   5/11/03    $ 6.2500                 7,500                 7,500
Gary Chipurnoi                    5/11/98   5/11/03    $ 6.2500                 7,500                 7,500
George Brosnan                    5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Dorothy Cherbavaz                 5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Jay Seigerman                     5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Bruce Ferguson                    5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Marie Dick*                       5/11/98   5/11/03    $ 6.2500                 5,000      5,000          -
Geoffrey Chin                     5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Pete Carlucci                     5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Jean Lee                          5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Terry Henry                       5/11/98   5/11/03    $ 6.2500                 5,000                 5,000
Anthony Hernandez                 5/11/98   5/11/03    $ 6.2500                 2,500                 2,500
Dave Holgate                      5/11/98   5/11/03    $ 6.2500                 2,500                 2,500
Bob Dito                          5/11/98   5/11/03    $ 6.2500                 2,000                 2,000
Glenn Garcia                      5/11/98   5/11/03    $ 6.2500                 2,000                 2,000
Oscar Arguinzoni                  5/11/98   5/11/03    $ 6.2500                 2,000                 2,000
Maurice Rust                      5/11/98   5/11/03    $ 6.2500                 1,500                 1,500
Bob Lawton                        5/11/98   5/11/03    $ 6.2500                 1,500                 1,500
Tino Paduani*                     5/11/98   5/11/03    $ 6.2500                                           -
Joe Ragusa                        5/11/98   5/11/03    $ 6.2500                 1,500                 1,500
Rob Mangini                                                                     5,000                 5,000

TOTAL 1998                                                                    338,000      5,000    333,000            -          -
TOTAL PLAN TO DATE                                                560,000     338,000     10,000    888,000       61,000    115,175
-----------------------------------------------------------------------------------------------------------------------------------

* Cancelled

----------------------------------------------------------------------------------------------------------------
                                    VESTED AS OF
                                    ------------
         NAME                         9/30/98     CUMUL   12/31/98    12/31/99    12/31/00   12/31/01   12/31/02
         ----                         -------     -----   --------    --------    --------   --------   --------
Burtt Ehrlich                           5,000      5,000
Murray L. Skala                         5,000      5,000
Ronald L. Grudberg                      5,000      5,000
John Sheehan                                           -                 9,167       9,167     9,166
Robert Curran                                          -                 9,167       9,167     9,166
Burtt Ehrlich                           5,000      5,000
Murray L. Skala                         5,000      5,000
Ronald L. Grudberg                      5,000      5,000
Robert Heck                                            -                10,000      10,000    10,000
John Sheehan                                           -                   834         833       833
Robert Curran                                          -                   834         833       833
Scott Krivosheiw                                       -                 6,667       6,667     6,666
Bob Murphy                                             -                 6,667       6,667     6,666
John De Acutis                                         -                 5,000       5,000     5,000
George Fanno                                           -                 5,000       5,000     5,000
Gary Semon                                             -                 5,000       5,000     5,000
Larry Lebrocq                                          -                 5,000       5,000     5,000
Pat Conides                                            -                 3,334       3,333     3,333
Bob Rudolph                                            -                 3,334       3,333     3,333
Carolyn Bryant                                         -                 3,334       3,333     3,333
Tony Loiero                                            -                 2,500       2,500     2,500
Jeff Carnesi                                           -                 2,500       2,500     2,500
Gary Chipurnoi                                         -                 2,500       2,500     2,500
George Brosnan                                         -                 1,667       1,667     1,666
Dorothy Cherbavaz                                      -                 1,667       1,667     1,666
Jay Seigerman                                          -                 1,667       1,667     1,666
Bruce Ferguson                                         -                 1,667       1,667     1,666
Marie Dick*                                            -
Geoffrey Chin                                          -                 1,667       1,667     1,666
Pete Carlucci                                          -                 1,667       1,667     1,666
Jean Lee                                               -                 1,667       1,667     1,666
Terry Henry                                            -                 1,667       1,667     1,666
Anthony Hernandez                                      -                   834         833       833
Dave Holgate                                           -                   834         833       833
Bob Dito                                               -                   667         667       666
Glenn Garcia                                           -                   667         667       666
Oscar Arguinzoni                                       -                   667         667       666
Maurice Rust                                           -                   500         500       500
Bob Lawton                                             -                   500         500       500
Tino Paduani*                                          -
Joe Ragusa                                             -                   500         500       500
Rob Mangini                                                              1,667       1,667     1,666
                                                       -
TOTAL 1998                             30,000      30,000       -      101,010     101,003   100,987
TOTAL PLAN TO DATE                    178,019     354,194       -      248,999     183,820   100,987           -
----------------------------------------------------------------------------------------------------------------

* Cancelled

                                Schedule 4.5-B


NON QUALIFIED STOCK OPTIONS

                                                          ACTIVITY IN 1997
                         GRANT      EXPIRE     OPTION     ----------------     OUTSTANDING   ACTIVITY IN 1998    OUTSTANDING
       NAME              DATE        DATE       PRICE    GRANTS     CANCELS     12/31/97     GRANTS    CANCELS     9/30/98
       ----              ----        ----       -----    ------     -------     --------     ------    -------     -------
Katz, David             7/31/97    7/30/07    $ 2.7688   120,000                120,000                            120,000
Ritkes, Gary            7/31/97    7/30/07    $ 2.7688   120,000                120,000                            120,000
Curran, Bob              6/2/98     6/2/03    $ 7.2500                                       15,000                 15,000
Semon, Gary              6/2/98     6/2/03    $ 7.2500                                       15,000                 15,000
Murphy, Bob              6/2/98     6/2/03    $ 7.2500                                       15,000                 15,000
Lebrocq, Larry           6/2/98     6/2/03    $ 7.2500                                       15,000                 15,000
Montes, Ray              6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Kilduff, Chris           6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Klinger, Julie*          6/2/98     6/2/03    $ 7.2500                                        1,000     1,000            -
Ramos, Carlos            6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Derma, Bill              6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Morganstern, Dawn        6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Kim, Augustine           6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Van Slyke, Anthony*      6/2/98     6/2/03    $ 7.2500                                        1,000     1,000            -
Bernhardt, Mark          6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Millan, Ray              6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Hado, Mark               6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Kidd, Greg               6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Rini, Bob                6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Santiago, Jesus          6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Chakrabarty, Sipra       6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Sung, John               6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Palumbo, mark            6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Uler, Rich               6/2/98     6/2/03    $ 7.2500                                        1,000                  1,000
Ehrlich, Burtt           7/1/98     7/1/08    $ 6.3750                                        5,000                  5,000
Skala, Murray L.         7/1/98     7/1/08    $ 6.3750                                        5,000                  5,000
Grudberg, Ronald         7/1/98     7/1/08    $ 6.3750                                        5,000                  5,000
                                                                                                                         -
--------------------------------------------------------------------------------------------------------------------------------
 TOTAL                                                   240,000         -      240,000      93,000     2,000      331,000
--------------------------------------------------------------------------------------------------------------------------------

* Cancelled

                        VESTED AS OF -
                        --------------
       NAME               9/30/98       12/31/98        12/31/99    12/31/00    12/31/01
       ----               -------       --------        --------    --------    --------
Katz, David               40,000        (subject to acceleration)
Ritkes, Gary              40,000        (subject to acceleration)
Curran, Bob                                                5,000      5,000       5,000
Semon, Gary                                                5,000      5,000       5,000
Murphy, Bob                                                5,000      5,000       5,000
Lebrocq, Larry                                             5,000      5,000       5,000
Montes, Ray                                                  334        333         333
Kilduff, Chris                                               334        333         333
Klinger, Julie*
Ramos, Carlos                                                334        333         333
Derma, Bill                                                  334        333         333
Morganstern, Dawn                                            334        333         333
Kim, Augustine                                               334        333         333
Van Slyke, Anthony*
Bernhardt, Mark                                              334        333         333
Millan, Ray                                                  334        333         333
Hado, Mark                                                   334        333         333
Kidd, Greg                                                   334        333         333
Rini, Bob                                                    334        333         333
Santiago, Jesus                                              334        333         333
Chakrabarty, Sipra                                           334        333         333
Sung, John                                                   334        333         333
Palumbo, mark                                                334        333         333
Uler, Rich                                                   334        333         333
Ehrlich, Burtt             5,000
Skala, Murray L.           5,000
Grudberg, Ronald           5,000

----------------------------------------------------------------------------------------
 TOTAL                    95,000              -           25,344     25,328       25,328
----------------------------------------------------------------------------------------

* Cancelled

                                  SCHEDULE 4.9

Undisclosed Liabilities

See Schedule 6.3 (Conduct of business pending close)

See Schedule 4.14(D) (Taxes)

                                  SCHEDULE 4.10

Intellectual Property

(A)       Trademarks

          -  "KATZ IT!" registered with the PTO.

          - Applications for trademark registration rights have been filed with the PTO for:

                  COMPENDIUM CONNECTION

                  FASTPROOF

(C)      None

                                  SCHEDULE 4.11

Environmental Matters

(A)  None

(B)  Disposal Agreement with Greymart Environmental annexed hereto as
     Schedule 4.11-A

(D)  Environmental Liabilities:

         The Company has received notice of the violations annexed hereto as
         Schedule 4.11B

                                                                  SCHEDULE 4.11A

                         GREYMART ENVIRONMENTAL SERVICES
                       DIVISION OF GREYMART METAL COMPANY
                      824 MEEKER AVE., BROOKLYN, N.Y. 11223
                    TEL (718) 384-2144 - FAX: (718) 344-5623
            In NJ: (201) 223-5749 - Outside NY State: 1-800-238-1813

                        COMMODITY AND RECYCLING SERVICES

Mr. Grant Mattis                                                  July 24, 1996
Katz Digital Technologies, Inc.
21 Penn Plaza
New York, NY  10001

                      GREYMART SILVER KEY PROGRAM PROVIDES:

- Indemnification of Katz Digital Technologies, Inc. from fines for specific discharge violations of New York City Department of Environmental Protection regulations Section 1043(a) of the City Charter, Section 19091 of Title 15 RCNY under term of contract.

-        Installation of new electrolytic silver recovery systems.
-        Reclamation of a minimum of 90% - 99% recovery as required by law.
- Monthly and quarterly silver test and filing of all EPA reports and log books.

Katz Digital Technologies, Inc ("Subscriber") agrees to subscribe to the recycling program from Greymart Metal Company ("GMC").
Date: August 1, 1996               Length of Agreement: 36 Months

SERVICE & COMPLIANCE TESTING
Service - GMC shall maintain the described equipment and perform all servicing Silver Key Monitoring and Testing at no charge. Subscriber will be billed for replacement parts, chemical recovery cartridge, invoice or deduct from silver after 30 days. GMC agrees to make all emergency service calls during normal business hours.
Testing - Perform scheduled monthly silver test and log sheets as per New York City Department of Environmental Protection regulations Section 1043(a) of the City Charter, Section 19-01 of Title 15.RCNY.

COLLECTION OF RECLAIMED SILVER
Time of Collection (Reclaimed Silver) - Collections will be made every 90 days. Chemical Recovery cartridges will be changed as needed. Pre-Treatment cartridges every quarter.
Place of Collection - All collections will be made at subscribers location and will be weighted on a mutually approved scale in the presence of the subscriber's representative.

PAYMENTS AND PRICING
Price - The closing price of silver that is quoted by Handy and Harmon one day following date of collection.
Reclaimed Silver - 75% of Refined Silver.
Chemical Recovery Cartridges - $79.95. EPAN Chamber $295.00
Scrap Film - Darkroom Scrap @ 35
Time of Payment - GMC agrees that subscriber will receive payment within 7 days of receipt of a credit will be issued and deducted from balances due Greymart. Statement of activity issued quarterly.

EQUIPMENT OWNERSHIP
Ownership - Title to and ownership of the silver recovery unit(s) shall remain with Greymart until machines are paid in full. Equipment cost with service and Silver Key Program $6,875.00 for each location (21 Penn Plaza & 611 Broadway) Terms - Deposit with order $3,437.50; balance from recovered silver.

Accepted:                                      Accepted:

________________________________               _______________________________
Greymart Metal Company                         Katz Digital Technologies, Inc.
Date: __________________________               Date: _________________________

                                                                  SCHEDULE 4.11B

                          ENVIRONMENTAL CONTROL BOARD
                               P.O. Box JAF 1640
                              New York, N.Y. 10116

DEF 105-423-57J  S
00303  11    1                          MAILING DATE OF THIS ORDER: 6/22/98
SPEED GRAPHICS INC.                     ***********************************
228 E. 45TH ST                             * DEFAULT DECISION AND ORDER *
                                        ***********************************

                                   RESPONDENT: SPEED GRAPHICS INC.
                                   PREMISES: 228 EAST 45TH STREET
                                   MANHATTAN, NY 10017
DATE OF OCCURRENCE: 04/27/98

DEFAULT DATE: 06/17/98         ISSUING AGENCY: FIRE DEPARTMENT OF NYC

                                   TOTAL DEFAULT PENALTY: $2,000.00
VIOLATION NUMBER: 105-423-57J      AMOUNT PAID TO DATE: $0.00
                                        PAY THIS AMOUNT: $2,000.00

A NOTICE OF VIOLATION HAVING NAMED ABOVE CHARGING VIOLATIONS(S) OF THE N.Y.C. ADMINISTRATIVE CODE OR RULES PROMULGATED THEREUNDER, SAID ALLEGATIONS NOW PENDING BEFORE THE ENVIRONMENTAL CONTROL BOARD AND RESPONDENT HAVING FAILED TO APPEAR AS DIRECTED, NOW, THE UNDERSIGNED ADMINISTRATIVE LAW JUDGE FINDS AS FOLLOWS ON THE RECORD BEFORE HIM AND RENDERS THE FOLLOWING DECISION AND ORDER.

FINDINGS OF
DEFAULT AND
VIOLATION:     RESPONDENT NAMED ABOVE FAILED TO APPEAR AS DIRECTED ON THE DATE
               SPECIFIED ABOVE AND IS THEREFORE HELD IN DEFAULT. IT IS FURTHER
               FOUND THAT RESPONDENT DID CAUSE OR PERMIT THE VIOLATION(S)
               CHARGED IN SAID NOTICE OF VIOLATION DESCRIBED BELOW.

ORDER: RESPONDENT IS THEREFORE ORDERED TO COMPLY FORTHWITH AND TO PAY THE AMOUNT SHOWN ABOVE.
-------------------------------------------------------------------------------
            ADMINISTRATIVE CODE SECTION OR RULE:    DEFAULT PENALTY:

RULE 16                                                $1,000.00
FAILED TO PROVIDE ADEQUATE VENTILATION

RULE 17                                                $1,000.00
FAILED TO OBTAIN CERTIFICATE OF FITNESS

***************************************************
*         FAILURE TO RESPOND TO THIS ORDER BY
*NOTICE OF NOT PAYING THE TOTAL PENALTY SHOWN
*IMPENDING MAY RESULT IN A JUDGMENT BEING ENTERED
*JUDGMENT IN CIVIL COURT OF NYC OR OTHER COURT    SO ORDERED:
*         OF COMPETENT JURISDICTION
***************************************************

G15-DEFAULT ORDER
REV:      SEE REVERSE SIDE FOR INSTRUCTIONS ADMINISTRATIVE LAW JUDGE

                                  SCHEDULE 4.12

Labor and Employment Matters

(G) None

                                  SCHEDULE 4.13

Employee Benefit Plans

(A)

       -  Katz Digital Technologies, Inc. medical plan with Oxford Health Plan
       -  Katz Digital Technologies, Inc. Section 125 Premium Conversion Plan.
       -  1998 Target Bonus Plan
       -  Second Amended and Restated 1996 Stock Option Plan
       -  Katz Digital Technologies, Inc. Retirement Savings Plan (401k).
       - Speed Graphics, Inc. 401k Plan - As of June 30, 1998, this plan merged into Katz Digital Technologies, Inc. Retirement Savings Plan.
       - Katz Digital Technologies, Inc. Profit Sharing Plan. Frozen, but still holds assets.
       - Advanced Digital Services, Inc. Profit Sharing Plan - being terminated.
       - Advanced Digital Services, Inc. Money Purchase Plan - being terminated.

       -  Employment Agreements:
       Gary Katz
       Michael Sklar
       Joseph Freedman
       David Katz
       Gary Ritkes
       Anthony Esposito
       John Sheehan
       Donald Flamm
       Robert E. Heck, Jr.
       Robert John Curran
       Marc Mandel
       Geoffrey Barsky
       Michael O'Connell
       Lisa Sklar
       Robert Murphy
       Gary Semon
       Lawrence W. Labrocq
       Bob Rudolph

(C)    None

(D)    None

(E)    None

See Also Schedule 4.21 (Insurance - including key man life insurance for Gary
Katz)

                                  SCHEDULE 4.14

Taxes

(D) The only pending dispute with regard to tax matters is a current New York State sales tax audit for the period March 1996 to February 1998. The audit is being managed for Katz Digital Technologies, Inc. by Grant Thornton LLP. As of August 31, 1998, no assessments have been asserted.

(E) None
(G) None
(I) None

(J) Power of attorney was granted to Grant Thornton LLP. See document dated May 11, 1998.

(S) There are two IRC Section 481(a) adjustments that are includable in taxable income after the date of the closing. Approximately $867,000 will be reflected in income, one-half in each of the 1998 and 1999 tax years related to a change from the cash to the accrual method of accounting for Katz Digital Technologies, Inc. Also, an IRC Section 481(a) adjustment of at least $331,000 will be reflected in income, one third in each of the 1998, 1999 and 2000 tax years related to a change from the cash to the accrual method of accounting for Advanced Digital Services, Inc.

                                  SCHEDULE 4.15

Litigation

- There is a claim for a finder's fee made by Steven West as referenced by correspondence between Steven West and Feder, Kaszovitz, Issacson, Weber, Skala, & Bass, LLP, dated July 9th, 10th, 14th, and July 22, 1998.

-  There is a personal injury claim pending:

   Emily Lee vs. Katz Digital Technologies, Inc. Supreme Court of the State of
   New York, Kings County,   - Index No. 1254/98. (The Company's insurance would
   be adequate to cover this claim.)

                                  SCHEDULE 4.16

Absence of Changes

  Expenses have been incurred in connection with a postponed stock offering not recorded on the books as of June 30, 1998:

                  Legal Fees -               $76,616.00
                  Accounting Fees -          $72,227.00

  Expenses have been incurred in connection with a potential merger with Photobition Group PLC not recorded on the books as of June 30, 1998:

                  Legal Fees - $43,000

(i) The Company's unaudited management report for the month of July 1998 is annexed hereto (4.16A) which indicates that the Company suffered a loss for the month, which represents an adverse change from the same month of the prior year and an adverse change from the previous quarter.

(ii) Effective July 1, 1998 the company has restructured its sales commission plan.
     See Attached Schedule 4.16-B.

(v)  The following individuals were granted options:

             Murray L. Skala      5,000    shares - effective July 1, 1998
             Burtt Ehrlich        5,000    shares - effective July 1, 1998
             Ronald Grudberg      5,000    shares - effective July 1, 1998
             Rob Mangini          5,000    shares - effective July 28, 1998

- See Schedule 4.5-A regarding adjustments to the Advanced Digital Services, Inc. Merger Consideration.

                                 SCHEDULE 4.16A

                        Katz Digital Technologies, Inc.
                           Management Balance Sheets


                                                                             July 31,     December 31,
                                                                               1998           1997
                                                                               ----           ----
ASSETS

Cash and Equivalents                                                           412,123       1,651,930
Accounts Receivable
 (net of reserve of $370,238 at 7/31/98 and $140,238 at 12/31/97)            8,688,362      4,723,183
Inventory                                                                      436,133        100,483
Prepaid and Other                                                              345,517        292,205
                                                                            ----------     ----------
               Total Current Assets                                          9,882,135      6,767,801

Property and Equipment - Net                                                 6,782,298      3,893,006
Goodwill                                                                    11,588,969      2,627,485
Other Assets                                                                   627,502        288,508
                                                                            ----------     ----------
                                                                            28,880,904     13,576,800
                                                                            ==========     ==========

LIABILITIES AND EQUITY

Accounts Payable and accruals                                                3,108,832      1,732,277
Current portion of notes payable                                               149,122
Current portion of term loan                                                 2,000,000
Current Capital Lease Obligations                                            1,553,978        739,603
Income Taxes Payable                                                             9,987
Deferred Taxes Payable                                                          59,000        186,000
                                                                            ----------     ----------
               Total Current Liabilities                                     6,880,919      2,657,880

Deferred Credits                                                               447,078        410,774
Deferred Taxes Payable                                                          85,000         85,000
Notes Payable                                                                  462,954        300,000
Revolving Credit                                                             4,789,000
Term Loan                                                                    3,125,000
Capital Lease Obligations                                                    2,163,210      1,351,568
                                                                            ----------     ----------
               Total Liabilities                                            17,953,161      4,805,222
                                                                            ----------     ----------

Total Stockholders Equity                                                   10,927,743      8,771,578
                                                                            ----------     ----------
                                                                            28,880,904     13,576,800
                                                                            ==========     ==========

                                 SCHEDULE 4.16B

                   COMMISSION STRUCTURE FOR 342 SALES PEOPLE.
                             EFFECTIVE JULY 1, 1998

- 11% flat rate for Senior Sales level Representatives, John Deacutis, Tony Loiero, George Fanno and George Brosnan. Any account with an across the board discount will result in a discounted commission according to existing schedule.

- 8% flat rate for Junior level Sales Representatives, John Biedrzycki, Mike Haar and additional new hires handling existing accounts. Any across the board discount will drop the commission rate to 6.7%.

- New hire Kelly Gunn will remain on salary until an account list and commission rate are determined.

- Carolyn Bryant will be commissioned at a flat rate of 5% due to the high level of across the board discounts on the majority of her sales.

                                  SCHEDULE 4.18

Contracts:

In connection with the Company's acquisition of Advanced Digital Services, Inc. and Speed Graphics, Inc., The Sarabande Press, Inc., and Greeneman, the Company did not receive all necessary consents to the transfer of assets from certain lessors and other third parties.

See also Schedule 4.3 (No Conflicts; Notices)

                                  SCHEDULE 4.20

Permits
None

                                  SCHEDULE 4.21

Insurance

-  Katz Digital Technologies, Inc. Medical Plan with Oxford Health Plan.

-  Katz Digital Technologies, Inc., Section 125 Premium Conversion Plan.

- Katz Digital Technologies, Inc. maintains "key man" life insurance on Gary Katz for the amount of $2,000,000.

-  Also See Insurance Summary to follow:

                                                                   SCHEDULE 4.21

             Katz Digital Technologies, Inc. - Schedule of Insurance
                                  July 23, 1998


====================================================================================================================================
DATE        POLICY                 BROKER          CARRIER           DESCRIPTION OF COVERAGE                              PREMIUM
------------------------------------------------------------------------------------------------------------------------------------
1/01/99     Workers Comp -         Tribus          Hartford          Statutory Employers Liability                       $   326.00
            Florida                                                  Each Accident: $100,000
                                                                     Disease Policy Limit: $500,000
                                                                     Disease Each Employee: $100,000
------------------------------------------------------------------------------------------------------------------------------------
1/01/99     Workers Comp -         Lovell Safety   State Insurance   STAT                                                $ 4,427.00
            New York               Management      Fund
------------------------------------------------------------------------------------------------------------------------------------
7/19/00     Directors & Officers   ARC             Federal           Insured Clause 1 (a) Each Insured Person: $4,000,   $56,500.00
                                                   Insurance Co.     All Insured Persons: $40,000
                                                                     Insured Clause 2 (c) The Insured Organization:
                                                                     $75,000 Non-SEC; $150,000 SEC Claims
------------------------------------------------------------------------------------------------------------------------------------
7/19/99     Employment             ARC             Fireman's Fund    $3,000,000 Per Claim Limit                          $19,604.00
            Practices Liability                                      $3,000,000 Total Limit Each Policy Period


INFORMATION CONTAINED HEREIN PERTAINING TO COVERAGE, EXCLUSIONS AND LIMITATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT: FOR ALL DETAILS, REFER TO POLICY FORMS

------------------------------------------------------------------------------------------------------------------------------------
10/28/98  Package             Tribus  Hartford  Property                                                               $30,442.32
                                                Blanket Personal Property: $19,850,000
                                                Blanket Business Income:  $12,800,000
                                                EDP Media:  $ 2,950,000
                                                Property in Transit Per Conveyance:  $50,000
                                                Valuable Papers:   $71,000
                                                Accounts Receivable:  $100,000
                                                Demolition, Increased Cost, Ordinance
                                                    of Law:  $1,000,000
                                                Salesmen Samples:   $25,000
                                                Any Other Location:  $100,000
                                                Off Premises Power Direct/Indirect:  $100,000
                                                Leasehold Interest:  $1,000,000
                                                Flood (Excluding Florida):  $50,000
                                                Earthquake:  $500,000
                                                Business Income in Transit:  $100,000
                                                Newly Acquired Property - 90 Days:  $1,000,000
                                                Consequential:  $500,000
                                                Pollution Clean-Up:  $25,000
                                                Appraisal Fee:  $50,000
                                                Deductibles
                                                Combined:  $ 5,000
                                                Flood:   $25,000
                                                Earthquake:  $25,000
------------------------------------------------------------------------------------------------------------------------------------


INFORMATION CONTAINED HEREIN PERTAINING TO COVERAGE, EXCLUSIONS AND LIMITATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT: FOR ALL DETAILS, REFER TO POLICY FORMS

------------------------------------------------------------------------------------------------------------------------------------
                                                General Liability
                                                General Aggregate (Per Location):  $2,000,000
                                                Products and Completed Operations
                                                    Aggregate:  $2,000,000
                                                Personal and Advertising Injury:  $1,000,000
                                                Bach Occurrence:  $1,000,000
                                                Tenants Legal Liability:  $1,000,000
                                                Medical Expense (Any One Person):  $10,000
                                                Employee Benefits Liability:  $1,000,000
                                                Printers Errors & Omissions:  $1,000,000
                                                Additional Insured-Vendors:  $1,000,000

                                                Crime
                                                Employee Dishonesty:  $150,000
                                                Forgery:  $150,000
                                                Money Inside:  $50,000
                                                Money Outside:  $50,000
                                                Computer Fraud:  $150,000
                                                Investigative Costs:  $10,000
                                                Deductibles:  $5,000
------------------------------------------------------------------------------------------------------------------------------------


INFORMATION CONTAINED HEREIN PERTAINING TO COVERAGE, EXCLUSIONS AND LIMITATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT: FOR ALL DETAILS, REFER TO POLICY FORMS

------------------------------------------------------------------------------------------------------------------------------------
10/28/98  Automobile          Tribus  Kemper    Liability:  $1,000,000                                                 $11,010.00
                                                Personal Injury Protection:  included
                                                Additional PIP:  included
                                                Medical Payments:  $10,000
                                                Uninsured/Underinsured Motorist:  $1,000,000
                                                Employer's Non-owned and Hired
                                                   Auto Liability:  $1,000,000
                                                Hired Auto Physical Damage:  $35,000
                                                Collision Deductible:  $500
                                                Comprehensive Deductible:  $500
                                                Towing:  $50
                                                Rental Reimbursement ($50 a day/30 days)
                                                Drive Other Car
------------------------------------------------------------------------------------------------------------------------------------


INFORMATION CONTAINED HEREIN PERTAINING TO COVERAGE, EXCLUSIONS AND LIMITATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT: FOR ALL DETAILS, REFER TO POLICY FORMS

------------------------------------------------------------------------------------------------------------------------------------
10/28/98  Boiler & Machinery  Tribus  Kemper    Combined Property Damage/Business Interruption/                         $2,800.00
                                                   Extra Expense:  $10,000,000
                                                Additional Expediting Expense:  $250,000
                                                Hazardous Substance:  $250,000
                                                Ammonia Contamination:  $250,000
                                                Water Damage:  $250,000
                                                Transit:  $5,000
                                                Utility Interruption:  Electric, Water,
                                                   Gas Stream:  $250,000
                                                Errors & Omissions:  $250,000
                                                Demolition Increased Cost of
                                                   Construction:  $250,000
                                                Contract Penalty Clause:  $25,000
                                                Consequential Damage Coverage:  $500,000

                                                Deductibles
                                                Property Damage:  $5,000
                                                Business Interruption/Extra Expenses:  $5,000
                                                Service Interruption:  8 hours
                                                Spoilage:  $5,000 or 10%
                                                    Whichever is Greater

====================================================================================================================================
10/28/98  Umbrella            Tribus  Hartford  General Aggregate:  $5,000,000                                          $3,000.00
                                                Products - Completed Operations
                                                   Aggregate:  $5,000,000
                                                Bodily Injury by Disease Aggregate:  $5,000,000
                                                Each Occurrence:  $5,000,000
                                                Self-Insured Retention:  $10,000
====================================================================================================================================


INFORMATION CONTAINED HEREIN PERTAINING TO COVERAGE, EXCLUSIONS AND LIMITATIONS IS NOT INTENDED TO BE A COMPLETE STATEMENT: FOR ALL DETAILS, REFER TO POLICY FORMS

                                  SCHEDULE 4.23

Broker's Fees

None

                                  SCHEDULE 6.3


Conduct of Business Pending Close


The Company is currently negotiating the termination of its Lease Agreement for the property at 228 East 45th Street, New York, NY and the related Improvement Loan Agreement dated June 22, 1995 between 575 Realties, Inc., and Speed Graphics, Inc. The Company is also negotiating the possibility of a new Lease Agreement for property located at 132 West 31st Street, New York, NY.


The Company reserves the right to enter into and accept a licensing agreement with Oracle, dated May 20, 1998 for the amount of $192,716.80 and the Company reserves the right to enter into and accept a licensing agreement with Archetype, Inc. (a/k/a Bitstream), dated May 29, 1998, for the amount of $360,000 in connection with the Company's project called CompendiumConnection. The Company currently deals with the Allied Group, Inc. as a distributor. The Company reserves the right to enter into and accept an agreement with another distributor. See attached Schedule 6.3-A.


With regard to Section 6.3 (iv), the Company will grant to David Brody, under the 1996 Option Plan, an option to purchase 5,000 shares of Common Stock at a purchase price of 5.125 vesting in equal installments as of August 31, 1999, 2000, 2001.


See Also Schedule 4.3

                                 SCHEDULE 6.3A


                              COMPENDIUM CONNECTION
                              HARDWARE AND SOFTWARE

                                                                                                 Annual Cost
                                                                  Software         Hardware        Service
                                                                  --------         --------        -------
Oracle Server-Enterprise Edition                                 153,088.00
Technical Support Contract (annual)                                                               39,628.80  payable quarterly
Archetype, Inc. (Mediabank )                                     210,000.00
Maintenance Contract (3 years)                                                                    50,000.00  payable quarterly
Solstice Backup Software                                          11,250.00
Veritas Disk Management Software                                   6,295.00
Sun Computer and related                                                         119,668.85
RSM Disk Array                                                                   107,442.00
Sun Gold Maintenance Contract (Computer)                                                          12,384.86  payable semiannually
Sun Gold Maintenance Contract (Disk Array)                                                         4,579.50  payable semiannually
Sun Gold Maintenance Contract (Enterprise Volume Manager)                                          1,615.68  payable semiannually
Tape Backup Unit                                                                  44,000.00                  estimate
Tape Backup Unit Service Contract                                                                  6,000.00  estimate
                                                                -------------------------------------------
                                                                $380,633.00     $271,110.85     $108,208.84
                                                                -------------------------------------------
System Installation and Configuration               22,500.00

                                                                     EXHIBIT 7.6

                              CONSULTING AGREEMENT

      This CONSULTING AGREEMENT (the "Agreement") is entered into this __________ __, 1998, between ___________ (formerly known as Katz Digital Technologies, Inc.), a Delaware corporation (the "Company"), and Gary Katz ("Consultant").

      WHEREAS, on the date hereof, the Company became the successor in interest to Katz Digital Technologies, Inc. ("KDTI") by virtue of the merger of KDT Acquisition Corp. ("KDT") with and into KDTI (the "Merger") pursuant to that certain Agreement and Plan of Merger, dated as of September 1, 1998 (the "Merger Agreement"), among KDTI, KDT and Photobition Group PLC;

      WHEREAS, at the Effective Time of the Merger, the employment agreement, dated March 25, 1996 (the "Employment Agreement"), between KDTI and Consultant, including all rights and obligations thereunder, terminated and became of no further force and effect, except as provided in this Agreement, and Consultant ceases to be an employee, officer and director of KDTI; and

      WHEREAS, the Company desires to engage Consultant to provide consulting services and Consultant desires to render such services, upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and Consultant hereby agree as follows:

      1. Term of Service. For a term (the "Term") commencing on the date hereof and terminating on the first anniversary of the date hereof (unless sooner terminated pursuant to Section 9 or 10), Consultant shall provide to the Company the consulting services described in Section 3 of this Agreement. Such consulting services shall be provided solely by Consultant.

      2. Compensation. During the Term, the Company shall pay Consultant a monthly fee (each payment, a "Consulting Payment") of $41,667 less the sum of
(i) the amount of any benefits for such month that Consultant was entitled to receive under the Employment Agreement and that Consultant elects to continue during the Term and (ii) any applicable payroll or withholding taxes; provided, however, the total gross compensation payable to Consultant hereunder (inclusive of benefits) shall not exceed $500,000 annually. Each Consulting Payment shall be paid bi-weekly during the Term (each such date, a "Payment Date"). If any Payment Date is a date other than a business day, the applicable Consulting Payment shall be paid on the next business day.

      3. Services. (a) During the Term, Consultant shall provide to the Company, at the Company's request, the services set forth in Exhibit 1 and such other consulting services from time to time as may be agreed upon by Consultant and the Company (the "Services"). During the first 90 days of the Term, the Consultant shall devote such time as may be required by the Company to perform the Services, not to exceed 20 hours per week. During the remainder of the Term, the Consultant shall devote such time as may be required by the Company to perform the Services, not to exceed 10 hours per week.

         (b) Consultant shall at all times during the Term discharge all such duties and responsibilities conscientiously, in good faith and to the best of his ability, giving to the Company the full benefit of his knowledge, expertise, skill and judgment. Consultant shall at all times observe and comply with all rules and regulations of the Company and all directives, instructions or other actions of the Company.

         (c) Subject to Section 5, Consultant shall be entitled during the Term to undertake employment and to engage in any and all business and other activities, provided that such employment or business or other activities do not prohibit Consultant from performing the Services in accordance with the terms hereof.

         (d) The duties to be performed by the Consultant hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of the Company, provided that the Consultant will not be required to travel outside of the United States on more than two (2) occasions during the Term. The Company shall not relocate the Consultant outside of New York, New York, without his prior written consent. Any travel required of Consultant shall be made on the same basis as to class of service and level of accommodations as were provided to Consultant prior to the date hereof during the period of his employment by the Company's predecessor as Chairman and Chief Executive Officer.

         (e) During the Term, Consultant will be provided with the same or substantially equivalent office and office equipment as he occupied and used immediately prior to the date hereof as Chairman and Chief Executive Officer of the Company's predecessor, and with such administrative assistance as may be reasonably necessary to perform the requested Services.

         4. Independent Contractor Status. Consultant shall be an independent contractor with respect to the Company and shall not be considered an employee or an agent of the Company. Consultant shall have no authority to bind the Company or to hold himself out as having such authority, except as necessary to perform the Services.

         5.  Restrictive Covenant.

         (a) Consultant agrees that for a period of two years following the end of the Term (the "Non-Compete Period"), Consultant shall not directly or indirectly in the Non-Compete Territory:

                  (i) engage in or have any interest in any person, firm, corporation or business, whether as employee, officer, director, agent, security holder, creditor, consultant or otherwise, that engages in any business activity which is the same as, similar to or competitive with any business activity engaged in by the Company or its successors or assigns, provided, however, that this Section 5(a)(i) shall not be deemed to preclude Consultant from being a passive investor in any firm, corporation or business of not more than 1% of the outstanding equity interests in such firm, corporation or business;

                  (ii) employ, solicit for employment or endeavor in any way to entice away from employment by the Company or any of its affiliates, any person who is employed at any time during the Term or the Non-Compete Period by the Company or any of its affiliates; and

                  (iii) intentionally and knowingly induce any vendor, supplier, consultant, or advisor doing business with the Company or any of its affiliates to cease doing business with the Company for the purpose of adversely affecting the Company's relationship with such person or in conjunction with an activity prohibited under subclause (i) or
            (ii) of this paragraph.

            (b) "Non-Compete Territory" means the United States of America, its territories and possessions.

            (c) Except as necessary to perform the Services, during the Term and the Non-Compete Period, Consultant shall not use the name of the Company or any of its affiliates in the conduct of any similar business or for his personal use, except that Consultant shall be permitted to use his family name of "Katz" in conjunction with another business which does not violate the provisions of sub-clause (i) of Paragraph 5(a) above and provided that such name is not confusingly similar to the name of the Company.

            (d) Consultant acknowledges that the remedy at law for breach of its covenants under this Section would be inadequate to compensate the Company for its losses. In the event of any breach of the covenants contained in this
Section 5 by Consultant, the Company shall be entitled, in addition to any other remedies that it may have under law or equity, to seek and obtain an injunction restraining any such breach.

            (e) It is the desire and intent of the parties hereto that the provisions of this covenant be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent any provision hereof is deemed unenforceable because of its scope, geographic area or length of time, but may be enforceable with limitations thereon, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

            6. Confidential Information. Consultant recognizes that there is certain confidential information, or trade secrets, concerning the Company, KDTI and its/their clients, including, without limitation, all lists of the Company's and KDTI's customers and pricing policies of the Company and KDTI, all of which constitute valuable, special and unique assets of the Company's and KDTI's business and the protection of which is of great value to the Company. Consultant agrees, therefore that during and after the term of his engagement with the Company, he shall not make any use or disclosure of any such confidential information or trade secrets to any person, firm or corporation without the specific written consent of the Company, except as required in the course of performing duties for the Company, and shall deliver promptly to the Company upon termination of his engagement with the Company all memoranda, notes, records, lists and other documents and all copies thereof relating to the Company's business. The phrase "confidential information" as used in this Agreement shall mean information disclosed to Consultant or known by Consultant as a consequence of or through his prior engagement by KDTI, his engagement by the Company, or his representation of KDTI or the Company to customers of the Company, which is not generally known to persons not employed or engaged by the Company. Notwithstanding anything in this Agreement to the contrary, confidential information shall not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure made directly or indirectly in violation of this Agreement), (ii) becomes publicly available in the future (other than as a result of a disclosure made directly or indirectly in violation of this Agreement) or (iii) was available to a third party on a nonconfidential basis from a source other than Consultant (provided that such source is not or was not bound to maintain the confidentiality of such information). In the event that Consultant becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information, Consultant shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Consultant agrees to furnish only such portion of the confidential information which is legally required to be furnished.

            7. Remedies. Consultant acknowledges that the Company would have been unwilling to execute this Agreement with Consultant if the above-described provisions concerning non-competition and confidential information had not been included. Therefore, Consultant agrees that in the event of the breach or threatened breach of any provision of Section 5 on non-competition, or Section 6 on confidential information, the Company shall be entitled to seek an injunction or other equitable relief from a court of competent jurisdiction restraining Consultant from competing, or disclosing, in whole or in part, such confidential information, or from rendering any services to any person, firm or corporation to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed, or to prevent the continued breach by Consultant of such provisions, because such breach would cause irreparable and immeasurable harm to the Company. This Section 7 shall be construed as an agreement independent of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, and shall not constitute a defense to the enforcement by the Company of the provisions of this Section 7. These provisions shall also not preclude the Company from any further remedies available to it in law or in equity. If the Company is not able to obtain an injunction or other equitable relief, then the Company shall be entitled to seek damages or other relief against Consultant for any breach or threatened breach.

            8. Expenses. Consultant shall be reimbursed for all out-of-pocket expenses reasonably incurred by him in connection with the performance of the Services, including, without limitation, customary and routine business travel expenses, upon presentation by Consultant of appropriate documentation substantiating such expenses, in accordance with the Company's then existing policies.

            9. Death of Consultant. In the event of Consultant's death during the Term, this Agreement shall terminate immediately, and the Company shall pay to the estate of Consultant on each Payment Date during the remaining Term 50% of the Consulting Payment due on such Payment Date and shall promptly reimburse the Consultant for all reasonable expenses incurred by Consultant on behalf of the Company prior to the date of his death and for which he would have been entitled to reimbursement from the Company under the terms of this Agreement.

      10. Termination. (a) This Agreement may be terminated by the Company immediately without notice except as provided in this Section 10 in the event of
(i) fraud or embezzlement by Consultant; (ii) commission by Consultant of a dishonest act which either (A) results in his personal enrichment at the expense of the Company, or (B) results in his conviction of, or plea of nolo contendere to, a felony or other serious crime, not including a motor vehicle offense, involving the Company's business activities; (iii) breach by Consultant of the material terms of this Agreement following Consultant's receipt of written notice from the Company specifying the actions or omissions of Consultant that are in question and Consultant being allowed a reasonable time, which shall not be less than fifteen (15) days, for Consultant to correct such behavior; provided that such breach is susceptible of cure.

      (b) Consultant may terminate this Agreement, for any reason or no reason, by giving the Company thirty (30) days prior written notice of his resignation. If Consultant terminates this Agreement without good cause, he shall not be entitled to compensation for any period following such termination, but Consultant shall be entitled to be reimbursed for all reasonable expenses incurred by Consultant on behalf of the Company prior to the date of such termination and for which he would have been entitled to reimbursement from the Company under the terms of this Agreement. Consultant may terminate this Agreement immediately without notice for good cause. "Good Cause" as used in this paragraph (b) means (i) the failure by the Company to pay or provide to the Consultant, within 45 days of a written demand therefor, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy or (ii) the breach in any material respect by the Company of any of its other material obligations set forth herein, the Company being allowed a reasonable time, which shall not be less than fifteen (15) days after written notice thereof from the Consultant to correct such breach, provided that such breach is susceptible of cure; in each case, during such period of time when Consultant was not in breach of his material obligations under this Agreement. For the avoidance of doubt, the failure by the Company to utilize Consultant's services, as contemplated by this Agreement, shall not be deemed a breach by the Company of its obligations under this Agreement, and if the Company fails to identify the specific nature of the Services which Consultant is requested to perform, the failure by the Consultant to perform any Services shall not be deemed a breach by the Consultant of his obligations under this Agreement.

      (c) If Consultant's services hereunder are terminated by the Company other than pursuant to Section 10(a), or if the Consultant terminates this Agreement for good cause, the Company shall pay to Consultant the entire balance of the Consulting Payments due hereunder not later than two (2) business days following the date of such termination, and shall reimburse Consultant for all reasonable expenses incurred by Consultant on behalf of the Company prior to the date of such termination and for which he would have been entitled to reimbursement from the Company under the terms of this Agreement.

      (d) The covenants in Sections 5 and 6 shall survive termination of this Agreement in accordance with their terms.

      11. Miscellaneous. (a) This Agreement may be amended, or a new agreement substituted, at any time and from time to time by a written instrument duly authorized and executed by the Company and Consultant.

      (b) The waiver by either party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

      (c) Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, and delivered personally or sent by certified or registered mail, return receipt requested, postage pre-paid to his last known address in the case of Consultant or its principal office in the case of the Company.

      (d) This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of New York. Each of Consultant and the Company hereby expressly submits to the jurisdiction of the federal and state courts of the State of New York in respect of the enforcement of their respective obligations hereunder. In connection with any litigation, including appellate proceedings, arising under the Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorney fees and other costs and expenses related to such litigation from the losing party.

      (e) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Consultant may not assign this Agreement without the prior written consent of the Company.

      (f) Paragraph headings contained in this Agreement are for convenience only and shall not in any manner be construed as a part of this Agreement.

      (g) This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof.

      (h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one counterpart being delivered to each party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         THE COMPANY:



                                         By: __________________________________
                                               Name:
                                               Title:


                                         CONSULTANT:



                                         ______________________________________
                                               Gary Katz

                                    EXHIBIT 1

                               Consulting Services


      Consultant shall provide the following consulting services (the
      "Services"):

1. Advice in respect of the transition of control of KDTI to Photobition Group PLC as a result of the Merger.

2. Advice in respect of the transition of operations of KDTI as a result of the Merger.

3.    Advice regarding potential mergers and acquisitions by the Company.